LOAN AGREEMENT
DATED AS OF OCTOBER 22, 2013
BY AND AMONG
FOREST PARK REALTY PARTNERS III, LP,
a Texas limited partnership,
and
BT FOREST PARK REALTY PARTNERS, LP,
a Texas limited partnership
individually and collectively, as Borrower,
AND
SABRA TEXAS HOLDINGS, L.P.,
a Texas limited partnership,
as Lender

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TABLE OF CONTENTS
ARTICLE 1 INCORPORATION OF RECITALS, EXHIBITS AND SCHEDULES    1
1.1INCORPORATION OF RECITALS.    1
1.2INCORPORATION OF EXHIBITS.    1
ARTICLE 2 DEFINITIONS; PRINCIPLES OF CONSTRUCTION    2
2.1DEFINITIONS.    2
2.2PRINCIPLES OF CONSTRUCTION.    11
ARTICLE 3 LOAN AND LOAN DOCUMENTS    12
3.1AGREEMENT TO LEND AND BORROWER; LOAN BALANCING.    12
3.2CONDITIONS PRECEDENT TO MAKING THE LOAN.    12
3.3TERM OF THE LOAN.    12
3.4INTEREST.    12
3.5LOAN PAYMENTS.    13
ARTICLE 4 FINANCIAL REPORTING COVENANTS    14
4.1MAINTENANCE OF BOOKS AND RECORDS.    14
4.2FINANCIAL, MANAGEMENT AND REGULATORY REPORTS.    15
4.3ADDITIONAL INFORMATION.    15
4.4PUBLICATION OF BORROWER’S REPORTS.    15
ARTICLE 5 OPERATIONAL AND OTHER COVENANTS    15
5.1ORGANIZATIONAL COVENANTS.    15
5.2OPERATIONAL COVENANTS.    17
5.3FINANCIAL COVENANTS.    19
5.4LOAN COVENANTS.    20
5.5AUTHORIZED REPRESENTATIVE.    22
5.6CONTEST PROCEDURE.    22
ARTICLE 6 BORROWER’S REPRESENTATIONS AND WARRANTIES    22
6.1ORGANIZATIONAL REPRESENTATIONS AND WARRANTIES.    22
6.2OPERATIONAL REPRESENTATIONS AND WARRANTIES.    24
6.3FINANCIAL REPRESENTATIONS AND WARRANTIES.    26
6.4LOAN REPRESENTATIONS AND WARRANTIES.    27
6.5BORROWER’S REPRESENTATIONS AND WARRANTIES; OPTION AGREEMENT.    28
ARTICLE 7 ENVIRONMENTAL MATTERS    28
7.1ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES.    28
7.2ENVIRONMENTAL COVENANTS.    29
7.3RIGHT OF ENTRY AND DISCLOSURE OF ENVIRONMENTAL REPORTS.    30
7.4BORROWER’S REMEDIAL WORK.    30
7.5ENVIRONMENTAL INDEMNITY.    31
7.6REMEDIES UPON AN ENVIRONMENTAL DEFAULT.    32
7.7UNCONDITIONAL ENVIRONMENTAL OBLIGATIONS.    32
7.8INDEMNIFICATION SEPARATE FROM THE LOAN.    32
ARTICLE 8 INSURANCE, CASUALTIES AND CONDEMNATION    33
8.1INSURANCE.    33
8.2CASUALTY AND CONDEMNATION.    36
8.3DELIVERY OF NET CASUALTY PROCEEDS.    37

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ARTICLE 9 EVENTS OF DEFAULT AND REMEDIES    41
9.1EVENTS OF DEFAULT.    41
9.2REMEDIES CONFERRED UPON LENDER.    42
ARTICLE 10 LOAN EXPENSE, COSTS AND ADVANCES    44
10.1LOAN AND ADMINISTRATION EXPENSES.    44
10.2RIGHT OF LENDER TO MAKE ADVANCES TO CURE BORROWER’S DEFAULTS.    44
ARTICLE 11 GENERAL PROVISIONS    44
11.1CAPTIONS.    44
11.2LENDER’S DISCRETION.    45
11.3GOVERNING LAW.    45
11.4JURISDICTION.    45
11.5WAIVER OF JURY TRIAL.    45
11.6MODIFICATION; CONSENT.    46
11.7DELAY NOT A WAIVER.    46
11.8WAIVERS; ACQUIESCENCE OR FORBEARANCE.    46
11.9PREFERENCES.    47
11.10DISCLAIMER BY LENDER.    47
11.11PARTIAL INVALIDITY; SEVERABILITY.    47
11.12DEFINITIONS INCLUDE AMENDMENTS.    48
11.13ENTIRE AGREEMENT.    48
11.14WAIVER OF DAMAGES.    48
11.15WAIVER OF NOTICE.    48
11.16CLAIMS AGAINST LENDER.    48
11.17SET-OFFS.    49
11.18FUNDS HELD BY LENDER.    49
11.19RELATIONSHIP.    49
11.20NO THIRD PARTY BENEFICIARIES.    49
11.21AGENTS.    49
11.22CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE.    50
11.23INTERPRETATION.    50
11.24SUCCESSORS AND ASSIGNS.    50
11.25TIME IS OF THE ESSENCE.    50
11.26NOTICES.    51
11.27EXECUTION IN COUNTERPARTS.    51
11.28JOINT AND SEVERAL.    51

EXHIBITS AND SCHEDULES
EXHIBIT A:        Legal Description of the Land
EXHIBIT B:        List of Required Diligence Material
EXHIBIT C:        Closing Date Deliverables
EXHIBIT D:        Reporting Requirements
EXHIBIT E:        Environmental Documents
SCHEDULE 1:        Ownership Structure of Borrower
SCHEDULE 2:        Description of Facility
SCHEDULE 3:        Material Contracts
SCHEDULE 4:        Disclosed Litigation

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LOAN AGREEMENT
THIS LOAN AGREEMENT (this “Agreement”) is made as of October 22, 2013, by and among FOREST PARK REALTY PARTNERS III, LP, a Texas limited partnership (“Phase III Borrower”), and BT FOREST PARK REALTY PARTNERS, LP, a Texas limited partnership (“Phase I Borrower,” with Phase III Borrower and Phase I Borrower being referred to individually and collectively as “Borrower”), on one hand, and SABRA TEXAS HOLDINGS, L.P., a Texas limited partnership (collectively, with its successors and assigns, “Lender”), on the other hand.
RECITALS
A.Borrower owns the fee interest in that certain real property legally described on Exhibit A-1 attached hereto (the “Land”). The Land is improved with the acute care hospital listed on Schedule 2 attached hereto, together with an associated parking structure and certain other related improvements (collectively, the “Improvements”). Such facility and the Land, along with all other Improvements, Fixtures, the Personal Property owned by Borrower and the Intangible Property (all as defined below) used in connection or associated with such facility shall at times be referred to herein as the “Facility.”
B.Borrower has applied to Lender for a loan (the “Loan”) in the amount of One Hundred Ten Million and No/100 DOLLARS ($110,000,000.00) (the “Loan Amount”), and Lender is willing to make the Loan on the terms and conditions hereinafter set forth. The Loan is evidenced by that certain Secured Promissory Note of even date herewith made by Borrower and payable to Lender in the original principal amount of the Loan Amount (the “Note”). The terms and provisions of the Note are hereby incorporated by reference in this Agreement.
C.Borrower’s obligations under the Loan will be secured by, inter alia, that certain Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing of even date herewith, executed by Borrower for the benefit of Lender (the “Deed of Trust”).
D.This Agreement, the Note, the Deed of Trust and any other documents evidencing or securing the Loan or executed in connection therewith, are referred to herein collectively as the “Loan Documents.”
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

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ARTICLE 1
INCORPORATION OF RECITALS, EXHIBITS AND SCHEDULES

1.1	Incorporation of Recitals.
The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2	Incorporation of Exhibits.
The Schedules and Exhibits annexed hereto are incorporated herein as a part of this Agreement and expressly made a part hereof by this reference with the same effect as if set forth in the body hereof.
ARTICLE 2
DEFINITIONS; PRINCIPLES OF CONSTRUCTION

2.1	Definitions.
For all purposes of this Agreement, except as otherwise expressly provided, the following terms shall have the respective meanings set forth below:
Adjusted GAAP: As such term is defined in the Facility Lease.
Affiliate: With respect to a specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with such Person or entity, including, without limitation, any general or limited partnership in which the first Person is a partner.
Agreement: This Loan Agreement.
Alterations: Any alteration, improvement, exchange, replacement, modification or expansion of the Improvements or real property fixtures at the Facility.
Anti-Money Laundering Laws: As such term is defined in Section 5.4(g).
Authorization: Any and all licenses, operating permits, Provider Agreements, bed rights, certificates of exemption, approvals, waivers, variances and other governmental or “quasi-governmental” authorizations necessary or advisable for the use of the Facility for the Primary Intended Use and, to the extent applicable, receipt of reimbursement or other payments under Medicare, Medicaid and any Third Party Payor Programs. For the avoidance of doubt, and notwithstanding anything to the contrary herein, the definition of “Authorization” shall not include Provider Agreements so long as the Facility is maintained as a private-pay facility.
Authorized Representative: As such term is defined in Section 5.5.
Award: Any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Facility.
Bankruptcy Action: With respect to any Person, (i) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law which is not dismissed within sixty (60) days of the filing thereof, or soliciting or petitioning creditors in writing for any involuntary petition against such Person; (iii) such Person filing an answer consenting to

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or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iv) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Facility; (v) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (vi) such Person taking any action in furtherance of any of the foregoing.
Bankruptcy Code: 11 U.S.C. § 101 et seq., as the same may be amended from time to time.
Borrower: As such term is defined in the opening paragraph of this Agreement, and including any successor obligor on the Loan from time to time.
Business Day: Any day other than a Saturday, a Sunday or any other day on which national banks in Dallas, Texas, are not open for business.
Capital Alterations: Any Alteration for which the budgeted cost exceeds Two Hundred Fifty Thousand Dollars ($250,000).
Casualty: The occurrence of any casualty, damage or injury, by fire or otherwise, to the Facility or any part thereof.
Casualty Consultant: As such term is defined in Section 8.3(b)(ii).
Casualty Proceeds: As applicable, (i) the amount of all insurance proceeds payable as a result of a Casualty, or (ii) the amount of the Award payable as a result of a Condemnation.
Casualty Retainage: As such term is defined in Section 8.3(b)(iv).
Change in Control: Any (i) any material change in the capital structure, organizational documents or governing documents of the applicable Person; (ii) any change in the legal or beneficial ownership of more than twenty-five percent (25%) of the capital stock, partnership interests or membership interests of the applicable Person; (iii) any pledge, assignment or hypothecation of or Lien or encumbrance on any of the legal or beneficial equity interests in the applicable Person; (iv) any change in the legal or beneficial ownership or control of the outstanding voting equity interests of the applicable Person necessary at all times to elect a majority of the board of directors (or similar governing body) of each such Person and to direct the management policies and decisions of such Person; (v) the applicable Person shall cease to, directly or indirectly, own and control at least seventy-five percent (75%) of each class of the outstanding equity interests of each Subsidiary of such Person; and (vi) any “Change of Control”, “Change in Control” or terms of similar import under any document or instrument governing or relating to Debt of or equity in such Person.
Closing Date: The date of this Agreement.
Closing Procedure Letter: A letter to the Title Company executed by Lender and Borrower setting forth directions for the Title Company in connection with the funding of the Loan as of the Closing Date.
Code: The Internal Revenue Code of 1986, as amended from time to time.
Condemnation: A temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part

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of the Facility, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Facility or any part thereof.
Contingent Obligation: Any direct or indirect liability of Borrower: (i) with respect to any Debt of another Person; (ii) with respect to any undrawn portion of any letter of credit issued for the account of Borrower as to which Borrower is otherwise liable for the reimbursement of any drawing; (iii) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (iv) for any obligations of another Person pursuant to any guaranty or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guarantied or otherwise supported.
Control: As such term is used with respect to any Person, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
County: The county in the State where the Land is situated.
Debt: For any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit or for the deferred purchase price of property for which such Person or its assets is liable; (ii) all unfunded amounts under a loan agreement, letter of credit or other credit facility for which such Person would be liable if such amounts were advanced thereunder; (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests; (iv) all indebtedness guaranteed by such Person, directly or indirectly; (v) all obligations under leases that constitute capital leases for which such Person is liable; (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (vii) off-balance sheet liabilities of such Person; and (viii) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.
Deed of Trust: As such term is defined in Recital C.
Default Rate: A rate per annum equal to the lesser of (a) (i) fifteen percent (15.0%) if default in question can be cured by the payment of money and (ii) twelve percent (12%) if the default in question arises due to a breach of any non-monetary covenant or condition hereof or (b) the Maximum Legal Rate.
Environmental Documents: As such term is defined in Section 7.1.
Environmental Obligations: As such term is defined in Section 7.7.
Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Facility.
Environmental Reports: As such term is defined in Section 7.3.
Event of Default: As such term is defined in Section 9.1.

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Expenses: All losses, fines, penalties, judgments, awards, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses of investigation).
Facility: As such term is defined in Recital A.
Facility Lease: That certain Amended and Restated Lease Agreement (Forest Park Medical Center – Dallas) dated as of October 22, 2013, by and between Borrower, as “landlord,” and Facility Tenant, as “tenant.”
Facility Tenant: Forest Park Medical Center, LLC, a Texas limited liability company.
Fixtures: All permanently affixed equipment, machinery, fixtures and other items of real and/or personal property owned by Borrower, including all components thereof, now and hereafter located in, or used in connection with, or permanently affixed to or incorporated into any of the Improvements or the Land, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air‑cooling and air‑conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, together with all replacements, modifications, alterations and additions thereto, all of which are hereby deemed to constitute real property.
GAAP: Those generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, in each case, consistently applied.
Governmental Authority: Any governmental court, board, agency, licensing agency, commission, office or authority or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over the Borrower or the Facility, including, without limitation, the United States Department of Health, Centers for Medicare and Medicaid Services, the United States Department of Health and Human Services, any state licensing agency and/or any state Medicaid agency and any quasi-governmental authorities.
Hazardous Material: Means and includes gasoline, petroleum, asbestos containing materials, explosives, radioactive materials, microbial matter, biological toxins, mycotoxins, mold or mold spores or any hazardous or toxic material, substance or waste which is defined by those or similar terms or is regulated as such under any Legal Requirement of any Governmental Authority having jurisdiction over the Facility or any portion thereof or its use, including: (i) any “hazardous substance” defined as such in (or for purposes of) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601(14) as may be amended from time to time, or any so‑called “superfund” or “superlien” Law, including the judicial interpretation thereof; (ii) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (iii) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (iv) any petroleum, including crude oil or any fraction thereof; (v) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (vi) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; and (vii) any other toxic substance or contaminant that is subject to any other Legal Requirement or other past or present requirement of any Governmental Authority. Any reference in this definition of Hazardous Materials to a Legal Requirement, includes the same as it may be amended from time to time, including the judicial interpretation thereof.

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HIPAA: The Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.
Hospital: As such term is defined in Section 5.2(a).
Impositions: Any property (real and personal) and other taxes and assessments levied or assessed with respect to the Facility or Borrower’s interest therein, including, without limitation, any state or county occupation tax, transaction privilege, franchise taxes, margin taxes, business privilege, rental tax or other excise taxes.
Improvements: As such term is defined in Recital A.
Indebtedness: The outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums due to under this Agreement, the Note or any other Loan Document.
Indemnified Liabilities: As such term is defined in Section 5.4(c).
Indemnified Party: Lender and Lender’s Affiliates and their respective agents, employees, owners, partners, members, managers, contractors, representatives, consultants, attorneys, auditors, officers and directors, together with all successors and assigns of the foregoing, including any Person acquiring the Facility through a foreclosure or deed in-lieu of foreclosure under the Deed of Trust.
Insolvent: Has the meaning provided for such term in the Texas Uniform Commercial Code.
Insurance Requirements: All terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy, together with all fire underwriters’ regulations promulgated from time to time.
Intangible Property: The interest, if any, of Borrower in and to any of the following intangible property owned by Borrower in connection with the Land and the Improvements: (i) the identity or business of the Facility as a going concern, including, without limitation, any names or trade names by which the Facility may be known, and all registrations for such names, if any; (ii) to the extent assignable or transferable, the interest, if any, of Borrower in and to each and every guaranty and warranty concerning the Improvements or real property fixtures at the Facility, including, without limitation, any roofing, air conditioning, heating, elevator and other guaranty or warranty relating to the construction, maintenance or repair of the Improvements or such fixtures; and (iii) the interest, if any, of Borrower in and to all Authorizations to the extent the same can be assigned or transferred in accordance with applicable law.
Intellectual Property: All patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by Borrower at the Facility and all claims for damages by way of any past, present or future infringement of any of the foregoing.

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Interest Rate: A fixed rate per annum equal to eight percent (8%).
Investment: Any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, guaranties or otherwise. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.
Knowledge: When used with the terms to Borrower’s Knowledge”, “to the Knowledge of Borrower”, “known to Borrower” or any similar phrase, the same shall mean the actual, current knowledge, without any duty of investigation, of Derrick N. Evers, Harry M. Lake and Nicholas Summerville. Notwithstanding the foregoing, each instance in which the term “to the best of” or any term of similar import is used to qualify Borrower’s knowledge, the knowledge of Borrower shall be deemed to include the information that would be possessed by Borrower after reasonable inquiry and investigation with respect to the particular matter in question. As used herein, the term “reasonable inquiry and investigation” means the level of inquiry and investigation that Borrower has exercised in accordance with its or his past practices and procedures as indirect owners of an equity interest in Borrower and/or Facility Tenant with respect to the particular matter in question. If not already included in the foregoing definition of “reasonable inquiry and investigation,” then, solely with respect to the representations and warranties in Section 6.2, the term “reasonable inquiry and investigation” shall also mean reasonable inquiry of the officers and employees of Facility Tenant familiar with the operation of the Facility with respect to the particular matter in question.
Land: As such term is defined in Recital A.
Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions and common law applicable to Borrower or Facility Tenant or affecting the Facility or the maintenance, construction, use, condition, operation or alteration thereof, whether now or hereafter enacted and in force, including, any and all of the foregoing that relate to the use of the Facility for the Primary Intended Use.
Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.
Lien: With respect to any asset, any mortgage, lien, pledge, charge, security interest, attachment, title retention agreement or other encumbrance of any kind, in respect of such asset.
Loan: As such term is defined in Recital B.
Loan Amount. As such term is defined in Recital B.
Loan Documents: As such term is defined in Recital D.
Loan Term: As such term is defined in Section 3.2.
Lockout Period: As such term is defined in Section 3.5(d).
Material Adverse Effect: With respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or

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conditions, occurrence or occurrences, whether or not related, (i) a material adverse change in any of (a) the condition (financial or otherwise), operations, business, properties or prospects of Borrower, if the same would reasonably be expected to reduce the value of the Facility by $500,000.00 or more, whether measured by a loss of, reduction in or adverse effect on earnings, profits or cash flows or the occurrence or increase of any liability, fine, penalty, suit, action, charge, claim, demand, cost, damage or otherwise, (b) the rights and remedies of Lender under any Loan Document, or the ability of Borrower to perform any of its obligations under any Loan Document to which it is a party, (c) the legality, validity or enforceability of any Loan Document, (d) the existence, perfection or priority of any security interest granted in any Loan Document, or (e) Facility Tenant’s ability to accept, admit and/or retain patients to the extent that any adverse change in the ability of Facility Tenant’s ability to accept, admit and/or retain patients results, in whole or in part, from the action or inaction of Borrower; or (ii) the imposition of a fine against or the creation of any liability of Borrower or Facility Tenant to any Governmental Authority under any Legal Requirement in excess of $500,000.00 (with respect to Borrower) or in excess of $1,000,000.00 (with respect to Facility Tenant) unless the same is being contested pursuant to Section 5.6 and such contest results in a final adjudication that is favorable to Borrower or Facility Tenant, as applicable.
Material Alterations: Any Alterations that (i) would materially enlarge or reduce the size of the Facility; (ii) would tie in or connect with any improvements on property adjacent to the Land; or (iii) would affect the structural components of the Facility or the main electrical, mechanical, plumbing, elevator or ventilating and air conditioning systems for the Facility in any material respect.
Material Contract: As such term is defined in Section 6.2(m).
Maturity Date: The earlier of (i) the last date of the calendar month that is a full thirty-six (36) months from the Closing Date or any earlier date on which the Loan shall be required to be paid in full, whether by acceleration or otherwise, or Borrower elects to prepay the Loan in full pursuant to Section 3.5, or (ii) the date on which Lender or an Affiliate of Lender acquires the Facility pursuant to the call or put option set forth in the Option Agreement.
Maximum Legal Rate: The maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
Medicaid: That certain program of medical assistance, funded jointly by the federal government and the states for impoverished individuals who are aged, blind and/or disabled, and for members of families with dependent children, which program is more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.
Medicare: That certain federal program providing health insurance for eligible elderly and other individuals, under which physicians, hospitals, nursing facilities, home health care and other providers are reimbursed for certain covered services they provide to the beneficiaries of such program, which program is more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the regulations promulgated thereunder.
Net Casualty Proceeds: All Casualty Proceeds or any portion thereof, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Casualty Proceeds.
Net Casualty Proceeds Deficiency: As such term is defined in Section 8.3(b)(vi).

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Note: As such term is defined in Recital B.
Notice: As such term is defined in Section 11.26.
OFAC List: As such term is defined in Section 5.4(g).
OFAC Rules: As such term is defined in Section 5.4(g).
Operating Expenses: All of the costs and expenses (net of extraordinary items) payable by Borrower and relating to the operation, maintenance and management of the Facility and the assets and business of Borrower and Facility Tenant (as applicable), including, without limitation, if applicable, utilities, repairs and maintenance, insurance premiums, advertising expenses, payroll and related taxes and equipment lease payments.
Operative Documents: Collectively, the Loan Documents and Facility Lease.
Option Agreement: That certain Option Agreement of even date herewith, by and between Lender and Borrower, pursuant to which, Borrower has granted to Lender a purchase option to acquire the Facility and Lender has granted to Borrower a put option to require Lender to acquire the Facility.
Ordinary Course of Business: In respect of any transaction involving Borrower, the ordinary course of business of Borrower, as conducted by Borrower in accordance with past practices. In respect of any transaction involving the Facility or the operations thereof, the ordinary course of operations for the Facility, as conducted by Facility Tenant or Borrower, as applicable, in accordance with past practices.
Organizational Documents: Borrower’s partnership agreement and certificate of formation; together with its incumbency certificate, resolutions, and certificate of good standing.
Payment Date: The due date for the payment of the installments of interest and principal hereunder and under the Note or any other sums payable under this Agreement or any other Loan Document.
Patriot Act: As such term is defined in Section 5.4(g).
Permitted Contingent Obligations: Each of the foregoing: (i) Contingent Obligations arising in respect of the Debt under the Loan Documents; (ii) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (iii) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $200,000 in the aggregate at any time outstanding; (iv) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Lender or the lenders under any other Permitted Debt mortgagee title insurance policies; (v) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.2(c); and (vi) other Contingent Obligations not permitted by clauses (i) through (v) above, not to exceed $200,000 in the aggregate at any time outstanding.
Permitted Debt: Each of the following: (i) the Indebtedness; (ii) Debt in the form of insurance premiums financed through the applicable insurance company; and (iii) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business.

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Permitted Exceptions: Those title exceptions or defects which Lender has approved to appear as exceptions on the Title Policy and thereafter such other title exceptions as expressly permitted under the provisions of the Loan Documents or as Lender may otherwise reasonably approve in writing.
Permitted Investments: Each of the following: (i) cash and cash equivalents; (ii) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (iii) Investments consisting of travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business; (iv) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (v) Investments consisting of notes receivable of customers and suppliers who are not Affiliates, in the Ordinary Course of Business; (vi) Investments consisting of deposit accounts maintained in the Ordinary Course of Business; and (vii) other Investments in an amount not exceeding $100,000 in the aggregate.
Person: Any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
Personal Property: As such term is defined in Section 5.2(c).
Potential Default: Any event, fact or circumstance that with notice, the passage of time, or both would constitute an Event of Default.
Prohibited Person(s): As such term is defined in Section 5.4(g).
Primary Intended Use: The type of healthcare facility corresponding to the Facility as shown on Schedule 2 attached hereto, and such other healthcare uses as may be permitted in the Facility Lease.
Provider Agreements: Any agreements under which healthcare facilities are eligible to receive payment under Medicare, Medicaid or any Third Party Payor Program from Governmental Authorities or non-public entities.
Remedial Work: As such term is defined in Section 7.4.
Restoration: The repair and restoration of the Facility after a Casualty or Condemnation as nearly as possible to the condition the Facility was in immediately prior to such Casualty or Condemnation, and otherwise in accordance with Section 8.3.
Restoration Threshold: Two Hundred Fifty Thousand Dollars ($250,000).
State: The State of Texas.
Subdivision Statutes: All applicable statutes, rules, regulations and administrative guidelines regarding the subdivision of real property in the State.
Subsidiary: With respect to any Person, any (i) corporation of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class

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or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise; and (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.
Third Party Payor: Any Person, from time to time, that maintains a Third Party Payor Program.
Third Party Payor Programs: Any third party payor programs pursuant to which healthcare facilities qualify for payment or reimbursement for medical or therapeutic care or other goods or services rendered, supplied or administered to any admittee or patient by or from any Governmental Authority, bureau, corporation, agency, commercial insurer, non-public entity, “HMO,” “PPO” or other comparable party.
Title Insurer: Bridge Title Company, 3100 Monticello, Suite 800, Dallas, Texas 75205, Attn: Benjamin Murphy.
Title Policy: A TLTA Lender’s Policy of Title Insurance, insuring that on the Closing Date, the Deed of Trust constitutes a valid first priority lien on the Facility, subject only to the Permitted Exceptions, in the amount of the Loan.
Transfer: Any (i) sale, transfer, lease, conveyance, alienation, pledge, assignment, mortgage, encumbrance, hypothecation or other disposition of (a) all or any portion of the Facility or any interest therein, or (b) more than twenty-five percent (25%) of the partnership interests in Borrower (including any interest in the profits, losses or cash distributions in any way relating to Borrower) or more than twenty-five percent (25%) of the membership, partnership or ownership interest in any entity which holds more than a ten percent (10%) interest in, or directly or indirectly controls, Borrower; (ii) creation of any new ownership interest in Borrower (including any interest in the profits, losses or cash distributions in any way relating to Borrower); or (iii) Change in Control with respect to Borrower.

2.2	Principles of Construction.
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. The word “include(s)” when used in this Agreement and the other Loan Documents means “include(s), without limitation,” and the word “including” means “including, but not limited to.” Unless otherwise expressly provided, capitalized terms used in referenced defined terms or provisions or Schedules or Exhibits, as the case may be, shall have the meanings assigned to such capitalized terms in the specific Loan Document in which such defined terms or provisions appear or to which such Schedules or Exhibits are appended. All terms defined in this Agreement shall, unless otherwise defined therein, have the same meanings when used in the Note, the Deed of Trust, the other Loan Documents, or any certificate or other document made or delivered pursuant hereto.

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ARTICLE 3
LOAN AND LOAN DOCUMENTS

3.1	Agreement to Lend and Borrower; Loan Balancing.
Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, on the Closing Date, Borrower agrees to borrow from Lender and Lender shall disburse to Borrower the Loan Amount. The Loan shall be repaid in accordance with the terms of this Agreement and the Note. Any portion of the Loan borrowed and repaid hereunder may not be re-borrowed.

3.2	Conditions Precedent to Making the Loan.
Borrower agrees that Lender’s obligation to close the Loan is conditioned upon (a) Lender’s receipt, if applicable, and approval of all of the items set forth in Exhibit B; (b) Borrower’s delivery to Lender of the items and documents set forth in Exhibit C, in form and content satisfactory to Lender, duly executed (and acknowledged where necessary) by the appropriate parties thereto; (c) no Event of Default or Potential Default existing; and (d) all representations and warranties of Borrower contained in this Agreement and any other Loan Document being true and correct in all material respects.

3.3	Term of the Loan.
The term of the Loan shall commence on the Closing Date and shall end on the Maturity Date (the “Loan Term”).

3.4	Interest.
(a)    Interest Rate. Provided that no Event of Default exists (in which event the Default Rate shall be applicable), the principal amount of the Loan outstanding from time to time shall bear interest until paid at the Interest Rate.
(b)    Computation. Interest on the principal amount of the Loan shall be calculated based on a three hundred sixty (360) day year and charged for the actual number of days elapsed.
(c)    Default Interest. If, and for so long as, an Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at a rate per annum equal to the Default Rate, calculated from the date the event occurred which led to such an Event of Default without regard to any grace or cure periods contained herein.
(d)    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that in no event shall the interest contracted for, charged, taken, reserved or received with respect to this Agreement or the Loan or any other obligations of Borrower under this Agreement or any of the other Loan Documents exceed the Maximum Legal Rate. Notwithstanding anything to the contrary set forth herein or in any of the other Loan Documents, if at any time the rate or amount of interest payable, charged, taken, reserved, or received under this Agreement or any of the other Loan Documents (the “Stated Rate”) would exceed the Maximum Legal Rate, then for so long as the Maximum Legal Rate would be so exceeded, the rate or amount of interest payable shall be equal to the Maximum Legal Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Legal Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Legal Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate or amount payable. Thereafter, the interest rate or amount payable

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shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Legal Rate, in which event this provision shall again apply. In no event shall the total interest paid, charged, taken, reserved or received by Lender exceed the maximum rate or amount which it could lawfully have charged, taken, reserved, or received had the interest been calculated, spread or amortized for the full term hereof at the Maximum Legal Rate. If, notwithstanding the prior sentence, Lender has received interest under this Agreement or under any of the other Loan Documents at a rate or amount in excess of the Maximum Legal Rate, such excess rate or amount shall be applied to the reduction of the principal balance of the Loan or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower. In computing interest payable with reference to the Maximum Legal Rate applicable to Lender, such interest shall be calculated at a daily rate equal to the Maximum Legal Rate divided by the number of days in the year in which such calculation is made.

3.5	Loan Payments.
(a)    Monthly Interest Payments; Accrued Interest. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through and including October 31, 2013. Commencing on December 1, 2013 and continuing on the first (1st) day of each calendar month thereafter, Borrower shall make payments of interest on the outstanding principal balance of the Loan calculated in arrears at the Interest Rate, provided, however, if the Default Rate shall be applicable, interest shall be so calculated at the Default Rate and interest payable at the Default Rate following an Event of Default shall be payable from time to time on demand of Lender. In any event, upon the payment or prepayment of any principal of any portion of the Loan, accrued and unpaid interest on the principal amount so paid or prepaid shall be due and payable.
(b)    Payment on Maturity Date. Borrower shall pay to Lender the outstanding principal balance of the Loan, all accrued and unpaid interest and all other Indebtedness due under the Loan Documents on the Maturity Date.
(c)    Late Charge. If any monthly interest payment or any other amount due hereunder or under the Note or the other Loan Documents (other than the final payment of principal) is not timely made within five (5) days of its Payment Date, Borrower, at the option of Lender, shall promptly pay a late charge equal to five percent (5%) of the amount of such delinquent payment to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of the delinquent payment. Borrower and Lender agree that such late charge represents a fair and reasonable estimate of the costs that Lender will incur by reason of a late payment by Borrower. In addition, any monthly interest payment or any other amount due hereunder or under the Note or the other Loan Documents (including the final payment of principal) is not timely made within fifteen (15) days of its Payment Date, the amount unpaid, including any late charges, shall bear interest at the Default Rate, compounded monthly from such Payment Date to the date of payment thereof, and Borrower shall pay such interest to Lender on demand. Any such late charge or interest shall be secured by the Deed of Trust and the other Loan Documents to the extent permitted by applicable law. The payment of such late charge or such interest shall neither constitute waiver of nor excuse or cure the late payment giving rise to such late charge or interest nor prevent Lender from exercising any other rights and remedies available to Lender arising from such late payment.
(d)    Prepayments. The Loan may not be voluntarily prepaid in full or in part prior to the first day of the thirty first (31st) full calendar month after the Closing Date (the “Lockout Period”), except in the event of a purchase of the Facility by Lender or an Affiliate of Lender pursuant to either of the options set forth in the Option Agreement. Thereafter, Borrower shall have the right to make prepayments of the Loan

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in whole, but not in part, at any time provided Borrower (i) gives Lender written notice of such prepayment not more than sixty (60) days and not less than ten (10) Business Days prior to the date of such prepayment; provided, however, such written notice shall not be required in the event of a purchase of the Facility by Lender or an Affiliate of Lender pursuant to either of the options set forth in the Option Agreement; and (ii) such prepayment is accompanied by all accrued and unpaid interest on the amount so prepaid up to and including the date of prepayment, if any. If Borrower elects to prepay the Loan, such election shall be irrevocable. If Borrower fails to prepay the Loan on the date specified in such written notice, such failure shall constitute an immediate Event of Default.
(e)    Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender by electronic funds transfer debit transactions through wire transfer of immediately available funds and shall be initiated by Borrower for settlement on the date when due, and shall be made in lawful money of the United States of America. For purposes of making payments hereunder, but not for purposes of calculating interest accrual periods, whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day that is not a Business Day, the due date thereof shall be the immediately following Business Day. Lender shall provide Borrower with appropriate wire transfer information. Borrower shall inform Lender of payment by sending a facsimile or e-mail transmission of Borrower’s wire transfer confirmation not later than noon, Pacific Standard or Daylight Savings time on each date when a payment is due hereunder or the Note or by such other means as Lender may reasonably require.
(f)    No Set-Off. All payments required to be made or caused to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
ARTICLE 4
FINANCIAL REPORTING COVENANTS

4.1	Maintenance of Books and Records.
Borrower shall keep and maintain, or cause to be kept and maintained, proper and accurate books and records in accordance with GAAP, which books and records shall in all material respects reflect the financial affairs of Borrower. Lender shall have the right, from time to time during normal business hours after three (3) Business Days prior oral or written notice to Borrower, to examine and audit such books and records at the office of Borrower and to make such copies or extracts thereof as Lender shall request, and Borrower hereby agrees to reasonably cooperate with any such examination or audit; provided, however, the cost of such examination or audit shall be borne by Lender, except during the continuation of an Event of Default, in which case, the cost of any such examination or audit shall be borne by Borrower and shall be payable within fifteen (15) days of Lender’s demand therefor.

4.2	Financial, Management and Regulatory Reports.
Borrower shall provide Lender with the reports listed in Exhibit D within the applicable time specified therein. All financial information provided shall be prepared in accordance with GAAP or Adjusted GAAP, as applicable, and shall be submitted electronically using the applicable template provided by Lender from time to time or, if no such template is provided by Lender, in the form of unrestricted, unlocked “.xls” spreadsheets created using Microsoft Excel (2003 or newer editions) or in such other form as Lender may reasonably require from time to time. Borrower shall be assessed with a $500 administrative fee for each instance in which Borrower fails to provide Lender with the reports listed in Exhibit D within the applicable time specified therein, which administrative fee shall be immediately due and payable to Lender; provided,

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however, such fee shall not be assessed for the first (1st) report that is not so provided by Borrower within a given calendar year if such report is delivered within five (5) days of Lender’s written demand therefor.

4.3	Additional Information.
In addition to the reports required under Section 4.2 above, upon Lender’s request from time to time, Borrower shall use its commercially reasonable efforts to provide Lender with such additional information and unaudited quarterly financial information concerning Borrower and the Facility and the operations thereof as Lender may require for purposes of its ongoing filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Lender during the Loan Term, subject to the conditions that Borrower shall not be required to disclose information that is material non-public information or is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine.

4.4	Publication of Borrower’s Reports.
Borrower specifically agrees that Lender may include financial information and such information concerning the operation of the Facility which does not violate the confidentiality of the facility-patient relationship and the physician-patient privilege under applicable laws, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Lender’s securities or interests, and any other reporting requirements under applicable federal or state laws, including those of any successor to Lender.
ARTICLE 5
OPERATIONAL AND OTHER COVENANTS

5.1	Organizational Covenants.
(a)    Prohibition of Assignments and Transfers by Borrower. Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void. Without the prior written consent of Lender, which consent may be withheld in Lender’s sole discretion, Borrower shall not suffer or permit any Transfer.
(b)    Organizational Matters. Borrower shall not, without the prior written consent of Lender, (i) amend or modify any Organizational Document; (ii) dissolve or terminate its existence; or (iii)  change its state of formation or its name. Borrower shall remain in good standing under its applicable state of formation.
(c)    Notice of Change. Borrower shall give Lender prior written notice of any change in: (i) the location of Borrower’s place of business or its chief executive office if it has more than one place of business; and (ii) the location of Borrower’s books and records.
(d)    Affiliate Transactions. Prior to Borrower entering into any agreement with an Affiliate pertaining to the Facility, Borrower shall deliver to Lender a copy of such agreement, which shall be satisfactory to Lender in its reasonable discretion, and the terms of which shall be substantially similar to those that would be available on an arm’s length basis with unaffiliated third parties for similar agreements. If requested by Lender, such agreement shall provide Lender the right to terminate it upon Lender’s (or its designee’s) taking possession of the Facility

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(e)    Restrictive Agreements. Borrower shall not directly or indirectly enter into or assume any agreement prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned hereafter acquired.
(f)    Limited Purpose. Borrower shall do all things necessary to observe organizational formalities and preserve its existence. Borrower shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates. Borrower shall not, nor permit any other Person to, list Borrower’s assets as assets on the financial statement of any other Person. Borrower shall file its tax returns in the same manner as Borrower has filed its tax returns previously and in the Ordinary Course of Business. Borrower shall maintain its books, records, resolutions and agreements as official records.
(g)    Organizational Formalities. Borrower shall at all times (i) hold itself out to the public as a legal entity separate and distinct from any other entity; (ii) correct any known misunderstanding regarding its status as a separate entity; (iii) conduct business in its own name; (iv) not identify itself or any of its Affiliates as a division or part of the other, provided, however, that Borrower shall be permitted to hold itself out to the public as a common enterprise with its Affiliates; (v) maintain and utilize separate stationery, invoices and checks bearing its own name; (vi) maintain, adequate capital for its normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (vii) use commercially reasonable efforts to maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person; (viii) not guarantee or become obligated for the debts of any Affiliate or hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any Affiliate; (ix) compensate each of its consultants and agents from its own funds for services provided to it and pay from its own assets all obligations of any kind incurred; and (x) not commingle its funds or other assets with those of any Affiliate or constituent party or any other Person, and will hold all of its assets in its own name.
(h)    Employees. Borrower shall not have any employees during the Loan Term.
(i)    Furnishing Notices. Borrower shall promptly provide Lender with written notice of (i) any litigation, arbitration or other proceeding or governmental investigation pending or, to Borrower’s Knowledge, threatened against Borrower, Facility Tenant or the Facility that would reasonably be expected to have a Material Adverse Effect and of which Borrower has Knowledge; (ii) the existence of any Event of Default; and (iii) any infringement by Borrower or claim of infringement against Borrower by any other Person with respect to any Intellectual Property that would reasonably be expected to have a Material Adverse Effect.

5.2	Operational Covenants.
(e)    Use of Property. Borrower shall cause (subject to Section 8.2) the Facility to continuously be occupied by Facility Tenant and used solely for the operation of an acute care hospital and all services reasonably related thereto, including in-patient, out-patient acute hospital services, skilled nursing services, rehabilitation services, transitional services, diagnostic services, pharmaceutical services, health care education, research and training, physician and health care professional services, public health and disease prevention programs, and other uses and services reasonably related to the operation of a surgery center.
(f)    Maintenance and Preservation Obligation. Borrower shall (or shall cause Facility Tenant to): (i) keep and maintain the Facility in good appearance, repair and condition, and maintain proper housekeeping; (ii) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep the Facility in good and lawful order and condition

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and in compliance with all Legal Requirements, Insurance Requirements and Authorizations, and to maintain the Facility in an operating and structural condition for use for the Primary Intended Use in the Ordinary Course of Business; and (iii) keep and maintain all Personal Property in good condition and repair and replace such property consistent with prudent industry practice pursuant to Section 5.2(c) below. Borrower shall cause, or shall cause Facility Tenant to cause, all such repairs to be done in a good and workmanlike manner.
(g)    Personal Property. Borrower shall cause Facility Tenant to obtain and install all items of furniture, fixtures, supplies and equipment as shall be necessary or reasonably appropriate to operate the Facility for the Primary Intended Use (collectively, the “Personal Property”) and in the Ordinary Course of Business.
(h)    Alterations. Without the prior written consent of Lender, Borrower shall not make, or permit to be made, any Capital Alterations or Material Alterations to the Facility, except to the extent expressly permitted under the Facility Lease without Borrower’s consent, in which case, and notwithstanding anything to the contrary herein, Lender’s prior consent shall not be required. If Lender consents to the making of any Capital Alterations or Material Alterations (provided Lender’s consent is required by this Agreement), Lender may impose commercially reasonable conditions thereon in connection with its approval thereof. Without Lender’s consent, Borrower may make, or may permit to be made, any other Alterations provided the same (i) do not decrease the value of the Facility; (ii) do not adversely affect the exterior appearance of the Facility; and (iii) are consistent in terms of style, quality and workmanship to the original Improvements, and provided further that the same are constructed and performed in accordance with the following:
(i)    Such construction shall not commence until Borrower or Facility Tenant, as applicable, shall have procured and paid for all municipal and other governmental permits and authorizations required therefor (as well as any permits or approvals required in connection with any Permitted Exceptions);
(ii)    During and following completion of such construction, the parking that is located on the Land shall remain adequate for the operation of the Facility for the Primary Intended Use and in no event shall such parking be less than what is required by any applicable Legal Requirements;
(iii)    All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using materials of appropriate grade and quality consistent with the existing materials and in conformity with all Legal Requirements;
(iv)    If, by reason of the construction of any Alteration, a new or revised certificate of occupancy for any component of the Facility is required, Borrower or Facility Tenant, as applicable, shall obtain such certificate in compliance with all applicable Legal Requirements and furnish a copy of the same to Lender promptly upon receipt thereof; and
(v)    Upon completion of any Alteration of which Borrower has actual knowledge, Borrower shall promptly deliver (or cause to be delivered) to Lender final lien waivers from each and every general contractor and, with respect to Alterations costing in excess of $250,000.00, each and every subcontractor that provided goods or services costing in excess of $50,000.00 in connection with such Alterations indicating that such contractor or subcontractor has been paid in full for such goods or services, together with such other evidence as Lender may reasonably require to satisfy Lender that no liens have been created in connection with such Alteration; provided, however, with respect to any Alterations completed by Facility Tenant, Borrower shall only be obligated to deliver lien waivers to the extent that the Facility Tenant is required to deliver the same to Borrower pursuant to the Lease.

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(i)    Zoning. Without Lender’s prior written consent, Borrower shall not initiate or acquiesce in a change in the plat of subdivision, or zoning classification or use of the Facility.
(j)    Payment of Operating Expenses. Borrower shall pay and discharge, or shall cause Facility Tenant to pay and discharge, on a timely basis prior to delinquency, all Operating Expenses, except for such Operating Expenses that are being contested pursuant to Section 5.6 below or those for which the nonpayment or nondischarge could not reasonably be expected to have a Material Adverse Effect or result in a Lien against the Facility or any portion thereof, except for Permitted Exceptions. Borrower shall maintain, or cause Facility Tenant to maintain, in accordance with GAAP, appropriate reserves for the accrual of all Operating Expenses. Borrower shall not breach or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.
(k)    Payment of Impositions. Subject to Section 5.6, Borrower shall pay, or shall cause Facility Tenant to pay, all Impositions no less than five (5) days prior to the date on which a fine, penalty, interest or cost may be added for non-payment thereof and furnish to Lender evidence thereof prior to such date.
(l)    Laborers, Subcontractors and Materialmen. Borrower shall notify Lender promptly if it receives any default notice, notice of lien or demand for past due payment, written or oral, from any laborer, subcontractor or materialmen, and the amount of the lien claim is in excess of $50,000.00.
(m)    Liens. Subject to Section 5.6 and excluding the applicable Permitted Exceptions, Borrower shall not suffer or permit any Lien to be filed or otherwise asserted against the Facility; provided, however, Borrower may, without Lender’s prior written consent, grant easements to cable and telephone service providers and other providers of utility services to the Facility so long as the granting of such easement does not have a Material Adverse Effect.
(n)    Compliance With Laws and Material Contracts. Borrower shall (i) comply in all material respects with all Legal Requirements and Insurance Requirements applicable to Borrower regarding the ownership of the Facility, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect; and (ii) comply, in all material respects, with all Material Contracts, except to the extent that failure to so comply could not reasonably be expected to have a Material Adverse Effect.
(o)    Material Contracts. Borrower shall not amend, modify, supplement or otherwise change the terms of any Material Contract if the same (i) is contrary, in any material respect, to the terms of this Agreement or any other Loan Document; (ii) could reasonably be expected to be adverse in any material respect to the rights, interests or privileges of Lender or its ability to enforce the same; (iii) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on Borrower; or (iv) reduces in any material respect any rights or benefits of Borrower. Borrower shall deliver to Lender an executed copy of any amendments or modifications to any Material Contracts entered into during the Loan Term.
(p)    Facility Lease. Borrower shall not (i) amend, modify, supplement or otherwise change the terms of the Facility Lease or any guaranty thereof, or (ii) exercise any remedy of termination or repossession under the Facility Lease, in each case, without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole and absolute discretion. Borrower shall fully and timely comply with all of the terms and provisions of the Facility Lease. Without limiting the generality of Section 5.1(i), Borrower agrees that within 24 hours of its receipt of any notice of default or potential default from Facility Tenant, Borrower shall deliver a copy of such notice to Lender. Borrower further covenants that it shall promptly and in good faith cooperate with Lender in Lender’s efforts to effectuate a timely cure of any default or potential default

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arising under the Facility Lease, with all costs incurred by Lender in connection therewith becoming immediately due and payable by Borrower upon written demand by Lender. Nothing in the foregoing shall be deemed to require Lender to effectuate a cure of any defaults or potential defaults under the Facility Lease.
(q)    Facility Tenant. Borrower shall not (i) enter into any other agreement relating to the management or operation of the Facility with Facility Tenant or any other Person, (ii) consent to the assignment by Facility Tenant of its interest under the Facility Lease, or (iii) waive or release any of its rights and remedies under the Facility Lease, in each case, without the prior written consent of Lender. Such restrictions and approval rights are solely for the purposes of assuring that the Facility is managed and operated in the Ordinary Course of Business and consistent with Legal Requirements and the preservation and protection of the Facility and shall not place responsibility for the control, care, management or repair of the Facility upon Lender, or make Lender responsible or liable for any negligence in the management, operation, upkeep, repair or control of the Facility.

5.3	Financial Covenants.
(g)    No Additional Debt or Contingent Obligations. Borrower shall not, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to (i) any Debt except for Permitted Debt; or (ii) any Contingent Obligations except for Permitted Contingent Obligations. Borrower shall not default on the payment of any Permitted Debt or Permitted Contingent Obligations unless the same could not reasonably be expected to have a Material Adverse Effect.
(h)    Purchase of Assets, Investments. Borrower shall not, directly or indirectly, (i) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business; (ii) engage or enter into any agreement to engage in any joint venture or partnership with any other Person; or (iii) acquire, own or enter into any agreement to acquire or own any Investment other than Permitted Investments.

5.4	Loan Covenants.
(a)    Loss of Note or other Loan Documents. Upon notice from Lender of the loss, theft, or destruction of the Note and upon receipt of an affidavit of lost note and an indemnity reasonably satisfactory to Borrower from Lender, or in the case of mutilation of the Note, upon surrender of the mutilated Note, Borrower shall make and deliver a new note of like tenor in lieu of the then to be superseded Note. If any of the other Loan Documents were lost or mutilated, Borrower agrees to execute and deliver replacement Loan Documents in the same form of such Loan Document(s) that were lost or mutilated.
(b)    Publicity. Lender reserves the right to publicize the making of the Loan and, in such publicity, may include a description of the Facility and the Loan and in connection therewith shall have the right to photograph and use pictures of the Facility in any such advertisements, brochures, print, media and other copy. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents shall be subject to the prior written approval of Lender in its sole discretion; provided, however, that without prior Lender consent, Borrower or its Affiliates may reference the Loan generally without identifying Lender for any purpose, and may disclose any and all information regarding the Loan or the Loan Documents (i) to its attorneys, advisors, accountants, consultants agents, investors, partners, employees, and lenders and (ii) in order to comply with Legal Requirements.
(c)    Indemnification. Borrower shall indemnify, defend and hold harmless each Indemnified Party from and against all claims, injury, damage, liability, criminal and civil penalties, judgments, suits, excise taxes and Expenses of any and every kind arising from or related to (i) the, ownership, operation or

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maintenance of the Facility; (ii) the breach of any representation or warranty made hereunder or under any of the other Loan Documents; or (iii) the breach by Borrower of any of its obligations under this Agreement or the other Loan Documents (collectively, the “Indemnified Liabilities”). Notwithstanding the immediately preceding sentence, no Indemnified Party shall be entitled to be indemnified against its own negligence or willful misconduct. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by such Indemnified Party. Upon written request by an Indemnified Party that is entitled to indemnification hereunder, Borrower will undertake, at its own costs and expense, on behalf of such Indemnified Party, using counsel reasonably satisfactory to the Indemnified Party, the defense of any legal action or proceeding. At Lender’s option, Lender may, at Borrower’s expense, prosecute or defend any action involving the priority, validity or enforceability of any of the Loan Documents; provided, however, Lender will use commercially reasonable efforts to prosecute a claim for such action under the Title Policy, and to the extent that Borrower has paid the cost of defending any such action and Lender is subsequently reimbursed under the Title Policy, Lender will remit such funds to Borrower. No provision in this Section 5.4(c) shall in any manner limit or otherwise affect any indemnity to which Borrower is entitled to claim from any other Person, including Facility Tenant.
(d)    Site Visits, Inspecting. With not less than forty-eight (48) hours prior notice to Borrower, Lender and Lender’s Inspector shall, subject to the reasonable security measures, safety rules or procedures established by Borrower or Facility Tenant, have the right at any reasonable time during regular business hours to enter and visit the Facility for the purpose of performing appraisals and inspecting the Facility. Lender has no duty, however, to visit or inspect the Facility, and no site visit or inspection by Lender shall impose any liability on Lender. Neither Borrower nor any other Person is entitled to rely on any site visit or inspection by Lender or Lender’s Inspector. Lender owes no duty of care to protect Borrower or other Person against, or to inform Borrower or other Person of, any adverse condition affecting the Facility. Lender shall make reasonable efforts to avoid interfering with Borrower’s and Facility Tenant’s use of the Facility in exercising any rights provided in this Section 5.4(d).
(e)    Estoppel Certificates. Within fifteen (15) Business Days following written request by Lender, Borrower shall furnish to Lender a certificate, duly executed and certified, confirming (i) the amount of the original principal amount of the Note, and the unpaid principal amount of the Note; (ii) the rate of interest of the Note, (iii) the date payments of interest and/or principal were last paid; (iv) any off-sets or defenses to the payment of the Indebtedness, and if any are alleged, the nature thereof; (v) that the Note and this Agreement have not been modified or if modified, giving particulars of such modification; (vi) that no Event of Default has occurred and is then continuing or if the same is not true, the nature of the Event of Default, the period of time it has existed and the action being taken to remedy such Event of Default, and (vii) such other factual matters as Lender may reasonably request, including, without limitation, that the representations and warranties made hereunder remain true and accurate in all material respects as of the date of such certificate.
(f)    Further Assurances. Borrower shall, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Lender may from time to time reasonably request to carry out the intent and purposes of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, including all such actions to establish, create, preserve, protect and perfect a first priority lien in favor of Lender in the Facility.

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(g)    Compliance With U.S.A. Patriot Act and Anti-Terrorism Laws. Borrower is not and will not become a person (individually, a “Prohibited Person” and collectively, “Prohibited Persons”) either listed on the specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, U.S. Department of the Treasury (the “OFAC List”) or otherwise subject to any other prohibition or restriction imposed by laws, regulations or executive orders, including Executive Order No. 13224, administered by the Office of Foreign Asset Control, U.S. Department of the Treasury (collectively the “OFAC Rules”). Borrower (i) is not and will not become owned or controlled by a Prohibited Person; (ii) is not acting and will not act for or on behalf of a Prohibited Person; and (iii) is not providing and will not provide material, financial or technological support or other services to or in support of acts of terrorism of a Prohibited Person. Borrower will not enter into a lease with any Prohibited Person. Borrower will not enter into any lease or undertake any activities related to this Agreement in violation of the Federal Bank Secrecy Act, 31 U.S.C. §5311, et seq. or any federal or state laws, including but not limited to, 18 U.S.C. §§1956, 1957 and 1960 prohibiting money laundering and terrorist financing (collectively, “Anti-Money Laundering Laws”). Borrower shall provide such information as Lender may reasonably require from time to time to permit Lender to satisfy its obligations under the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Patriot Act”), the OFAC Rules or the Anti-Money Laundering Laws. Borrower shall immediately notify Lender if Borrower has knowledge that Borrower or any member or beneficial owner of Borrower is or becomes a Prohibited Person or (A) is convicted of, (B) pleads nolo contendere to (C) is indicted on or (D) is arraigned and held over on charges under the Anti-Money Laundering Laws or involving money laundering or predicate crimes to money laundering.

5.5	Authorized Representative.
Borrower hereby appoints Derrick N. Evers as its “Authorized Representative” for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Borrower may appoint a new Authorized Representative with Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative whom Lender has previously approved. No more than one person shall serve as Authorized Representative at any given time.

5.6	Contest Procedure.
Borrower shall have the right to contest in good faith and with reasonable diligence the amount, validity or application, in whole or in part, of any Lien, Operating Expense, Imposition, Legal Requirement or Insurance Requirement; provided however, that (a) Borrower shall give Lender prior written notice of its intent to so contest the obligation if the amount of such obligation exceeds $250,000.00; (b) Borrower establishes such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP to be made on its books and records and financial statements with respect to such obligation; (c) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (d) Borrower’s title to the Facility is not adversely affected thereby; (e) the Facility or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest; (e) upon request by Lender, from time to time, Borrower provides Lender with notice of the status of such contest and confirmation of the continuing satisfaction of this definition; and (f) upon a final determination of such contest, Borrower shall promptly comply with the requirements thereof.

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ARTICLE 6
BORROWER’S REPRESENTATIONS AND WARRANTIES

6.1	Organizational Representations and Warranties.
To induce Lender to execute this Agreement and perform its obligations hereunder, each of Phase III Borrower and Phase I Borrower hereby represents and warrants for itself to Lender that the following are true and correct as of the Closing Date and covenants that the following shall remain true and correct in all material respects through the Loan Term:
(r)    Organization. Borrower is duly organized, validly existing and in good standing under the laws of the State of Texas with full power and authority to own its assets and conduct its business. Borrower’s principal place of business is 3030 Olive Street, Suite 220, Dallas, Texas 75219, and Borrower’s books of accounts and records are located at its principal place of business. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby and thereby.
(s)    Binding Effect. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(t)    No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of any Organizational Document or any agreement or instrument to which Borrower is a party or by which it is bound, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents), or, to the best of Borrower’s Knowledge, conflict with any provision of any Law, Legal Requirement or any order or other decree of any court or Governmental Authority to which Borrower or the Facility is subject.
(u)    Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
(v)    Organizational Documents. True and complete copies of the Organizational Documents have been furnished to Lender. There are no other agreements, oral or written, among any of the partners or members of Borrower other than the Organizational Documents. The Organizational Documents were duly executed and delivered, are in full force and effect, and binding upon and enforceable in accordance with their terms. The Organizational Documents constitute the entire understanding among the partners or members of Borrower relating to Borrower. No breach exists under the Organizational Documents and no act has occurred and, to Borrower’s Knowledge, no condition exists which, with the giving of notice or the passage of time would constitute a breach under the Organizational Documents.

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(w)    Capitalization. The identity of the holders of the partnership interests in Borrower and their respective partnership interests as of the Closing Date are set forth on Schedule 1. No partnership interests in Borrower, other than those described above, are issued and outstanding as of the Closing Date. As of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower of any partnership interest of Borrower. No partnership interest in Borrower is certificated.
(x)    No Bankruptcy Action; Solvency. None of Borrower or any beneficial owner of Borrower is Insolvent and there has been no Bankruptcy Action by or against any of them. Borrower has (i) not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor; and (ii) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.
(y)    Foreign Person. None of Borrower or, to Borrower’s Knowledge, any beneficial owner of Borrower is or will be a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate”, “foreign person”, “affiliate” of a “foreign person” or a “United States intermediary” of a “foreign person” within the meaning of the Internal Revenue Code Sections 897, 1445 or 7701, the Foreign Investments in Real Property Tax Act of 1980, the International Investment and Trade Services Survey Act, the Agricultural Foreign Investment Disclosure Act of 1978, or the regulations promulgated pursuant to such Acts or any amendments to such Acts.
(z)    OFAC. Neither Borrower nor, to Borrower’s Knowledge, any beneficial owner of Borrower is currently listed on the OFAC List.
(aa)    Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
(bb)    Employees. Borrower has no employees.

6.2	Operational Representations and Warranties.
To induce Lender to execute this Agreement and perform its obligations hereunder, each of Phase III Borrower and Phase I Borrower hereby represents and warrants for itself to Lender that the following are true and correct as of the Closing Date and covenants that the following shall remain true and correct in all material respects through the Loan Term, except where any of the following are qualified as to certain dates:
(i)    Physical Condition. To the best of Borrower’s Knowledge, except as may be disclosed to Lender in writing, there are presently no existing material defects in the Facility and no material repairs (except in the ordinary course of business) or alterations thereof are reasonably necessary or appropriate. Except as may be disclosed to Lender in writing, Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Facility, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(j)    Title. Borrower has indefeasible fee simple title to the Land and Improvements and good title to the Personal Property owned by Borrower and the Intangible Property owned by Borrower, free and clear of all Liens except the Permitted Exceptions and the Deed of Trust.

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(k)    Trade Name; Other Intellectual Property. Except for the Intangible Property and licenses arising from the purchase of “off the shelf” products, Borrower does not own, possess, license or use (as the case may be) any patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, websites, domain names or copyrights related to the Facility.
(l)    Utilities and Public Access. The Facility has rights of access to public rights-of-way and either the Facility is served by water, sewer, sanitary sewer and storm drain facilities required for the operation of the Facility for the Primary Intended Use. All curb cuts and driveway permits necessary for access to the Facility are existing or have been fully approved by the appropriate Governmental Authority. All roads and streets necessary for the full utilization of the Facility for the Primary Intended Use have been completed and with respect to all roads and streets, the necessary rights of way therefor have either been acquired by the appropriate Governmental Authority or have been dedicated to public use and accepted by said Governmental Authority allowing for the construction, use and operation of, and access to the Facility.
(m)    Boundaries. Except as disclosed in the Permitted Exceptions, (i) all of the Improvements lie wholly within the boundaries and building restriction, set back and side yard lines of the Land and no Improvements encroach upon any recorded or visible easement (or other easement of which Borrower is aware or has reason to believe may exist) with respect to the Facility; (ii) no improvements on adjoining properties encroach upon the Land; and (iii) no easements or other encumbrances affecting the Land encroach upon any of the Improvements, in any case so as to affect the value or marketability of the Facility in any material respect.
(n)    Intentionally Deleted.
(o)    Separate Tax Lots. The Facility is comprised of one (1) or more parcels that constitute separate tax lots and is taxed separately without regard to any other property and for all purposes of the Facility may be mortgaged, conveyed and otherwise dealt with as an independent parcel. There are no unpaid or outstanding real estate or other taxes or assessments on or against the Facility or any part thereof, except general real estate taxes for fiscal year 2013 and subsequent years not yet due or payable.
(p)    Compliance. To the best of Borrower’s Knowledge, the use of the Facility, including for the Primary Intended Use, does not violate (i) any Legal Requirements, including any Legal Requirements relating to subdivision, zoning, building, environmental protection or wetland protection; or (ii) any building permits, covenants, conditions and restrictions of record or other agreements affecting the Facility or any part thereof. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might have a Material Adverse Effect. Neither the zoning authorizations, subdivision approvals or variances nor any other right to construct or to use the Facility is to any extent dependent upon or related to any real estate other than the Land. To the best of Borrower’s Knowledge, the Land includes all property and rights that may be reasonably necessary or desirable to promote the present and any reasonable future beneficial uses and enjoyment thereof. To the best of Borrower’s Knowledge, there are no defaults by any party under the easements, restrictions, covenants or operating agreements which benefit or burden the Land.
(q)    Litigation. Except as disclosed on Schedule 4, there is no action, suit, proceeding or investigation pending or, to Borrower’s Knowledge, threatened against Borrower in any court or by or before any other Governmental Authority that would reasonably be expected to have a Material Adverse Effect if decided against, in whole or in part, Borrower.

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(r)    Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of the Land or for the relocation of roadways providing access to the Land.
(s)    Assessments. Except as shown in the Title Policy, to Borrower’s Knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Land, nor are there any contemplated improvements to the Land that may result in such special or other assessments.
(t)    Assets. Borrower does not own any asset or property other than the Facility.
(u)    Material Contracts. Except for the Operative Documents and the other agreements set forth on Schedule 3 (collectively with the Operative Documents, the “Material Contracts”), as of the Closing Date there are no (i) agreements for managerial, consulting or similar services to which Borrower is a party or by which it is bound; (ii) agreements regarding Borrower, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound; (iii) real estate leases, Intellectual Property licenses or other leases or license agreements to which Borrower is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of “off the shelf” products); (iv) customer, distribution, marketing or supply agreements to which Borrower is a party, in each case with respect to the preceding clauses (i) through (iv) requiring payment of more than $100,000 in any year; (v) partnership agreements to which Borrower is a general partner or joint venture agreements to which Borrower is a party; (vi) third party billing arrangements to which Borrower is a party; or (vii) any other agreements or instruments to which Borrower is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to a right of termination in favor of any party to any Material Contract, except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.
(v)    No Default. There is no outstanding Event of Default under this Agreement or the other Loan Documents, nor to the best of Borrower’s Knowledge, any condition, which, after notice or the passage of time or both, would constitute an Event of Default under this Agreement or a default under the other Loan Documents. In addition and to the best of Borrower’s Knowledge, Borrower is not in default under any contract, agreement or commitment to which it is a party, including any Material Contract, the breach of which might reasonably be expected to have a Material Adverse Effect.
(w)    Intellectual Property. Other than licenses arising from the purchase of “off the shelf” products, Borrower neither owns or licenses any Intangible Property that is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority). To the best of Borrower’s Knowledge, Borrower conducts its business without infringement or claim of infringement of any intellectual property rights of others and there is no infringement or claim of infringement by others of any intellectual property rights of Borrower, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.
(x)    Insurance. Borrower has obtained and delivered, or has caused Facility Tenant to obtain and deliver, to Lender certificates evidencing all of the policies of insurance required hereunder, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as shown in the loss history delivered to Lender, no claims relating to the Facility have been made under any of such policies, and to Borrower’s Knowledge, no Person, including Borrower has done, by act or omission, anything which would impair the coverage of any of such policies.

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6.3	Financial Representations and Warranties.
To induce Lender to execute this Agreement and perform its obligations hereunder, each of Phase III Borrower and Phase I Borrower hereby represents and warrants for itself to Lender that the following are true and correct as of the Closing Date and covenants that the following shall remain true and correct in all material respects through the Loan Term:
(h)    Financial and Other Information. All financial statements and other documents and information previously furnished by Borrower to Lender in connection with the Loan are true, complete and correct in all material respects and fairly present on a consistent basis with the financial conditions of the subjects thereof for the immediately prior periods as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no material adverse change with respect to the Land, Improvements or Borrower has occurred since the respective dates of such statements and information. Borrower has no material liability, contingent or otherwise, not disclosed in such financial statements. Borrower has no contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Materially Adverse Effect. In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and is reasonably likely to have a Material Adverse Effect.
(i)    Tax Filings. Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. To the best of Borrower’s Knowledge, the tax returns filed by Borrower have properly reflected the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
(j)    Federal Reserve Regulations. The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System and no portion of the proceeds of the Loan shall be used in any manner that would violate such Regulations or otherwise violate the Securities Act of 1933 or the Securities Exchange Act of 1934, and Borrower agrees to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System.

6.4	Loan Representations and Warranties.
To induce Lender to execute this Agreement and perform its obligations hereunder, each of Phase III Borrower and Phase I Borrower hereby represents and warrants for itself to Lender that the following are true and correct as of the Closing Date and covenants that the following shall remain true and correct in all material respects through the Loan Term:
(a)    Delivery of Agreements. To Borrower’s Knowledge, Borrower has furnished Lender with true and complete copies of all material information that Borrower possesses with respect to the Facility and that has been requested by Lender, including, without limitation, the information set forth on Exhibit B.
(b)    Consents. To the best of Borrower’s Knowledge, no consent, approval, authorization or order of any Governmental Authority or other Person is required for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by Borrower.

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(c)    Recitals. All statements set forth in the Recitals are true and correct.
(d)    Full and Accurate Disclosure. To Borrower’s Knowledge, no information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. To the best of Borrower’s Knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, occupancy reports, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise is reasonably likely to have a Materially Adverse Effect.

6.5	Borrower’s Representations and Warranties; Option Agreement.
Lender acknowledges and agrees that the representations, warranties and covenants of Borrower set forth in this Article 6 have been made by Borrower to induce Lender to execute this Agreement and perform its obligations hereunder. Accordingly, if Lender or an Affiliate of Lender acquires the Facility (or a portion thereof) pursuant to either of the options set forth in the Option Agreement, Lender shall not be entitled to rely on the representations and warranties of Borrower set forth in this Article 6, either with respect to the evaluation and inspection of the Facility (or such portion thereof to be acquired by Lender) or with respect to the acquisition of title to the Facility (or such portion thereof acquired by Lender), and Lender (or Lender’s Affiliate, as applicable) shall rely instead on the representations and warranties of Borrower set forth in the agreement of purchase and sale executed pursuant to the Option Agreement. All of the foregoing representations and warranties shall become null and void with respect to the Facility (or such portion thereof acquired by Lender) upon Borrower’s conveyance of title to Lender (or Lender’s Affiliate, as applicable) pursuant to the terms of the Option Agreement.
ARTICLE 7
ENVIRONMENTAL MATTERS

7.1	Environmental Representations and Warranties.
Borrower hereby represents and warrants to Lender that (a) except as specifically disclosed in the documents listed in Exhibit E attached hereto (the “Environmental Documents”), to Borrower’s knowledge (i) the Land is free of all Hazardous Material except for materials used in the Ordinary Course of Business and in compliance with all Legal Requirements, and (ii) no release of any Hazardous Material has occurred on, onto or about the Land; (b) neither Borrower nor, to the best of Borrower’s Knowledge, any other Person, has ever caused or permitted any Hazardous Material to be placed, held, located or disposed of in violation of applicable Legal Requirements on, under, at or in a manner to affect the Land, or any part thereof, and the Land has never been used (whether by Borrower or, to the best of Borrower’s Knowledge, by any other Person) for any activities involving, directly or indirectly, the use, generation, treatment, storage, transportation, or disposal of any Hazardous Material in violation of applicable Legal Requirements; (c) except as specifically disclosed in the Environmental Documents, the Land currently complies, and the Facility will comply based on its anticipated use, with all Legal Requirements, including those relating to Hazardous Material; (d) in connection with the ownership, operation, and use of the Land, all necessary notices have been filed and all required permits, licenses and other authorizations have been obtained relating to any generation, treatment, storage, disposal or use of Hazardous Material or as otherwise required under the Legal Requirements; (e) there is no present or, to the best of Borrower’s Knowledge, past or threatened investigation, inquiry or proceeding relating to the environmental condition of the Land; (f) neither the Land nor Borrower is subject to any remedial obligations under any Legal Requirements relating to Hazardous

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Material, health or the environment or as may be necessary for protection of human health, the environment or to maintain the value of the Land or Improvements; (g) except as specifically disclosed in the Environmental Documents or otherwise disclosed to Lender by Borrower, there are no underground tanks, vessels or similar facilities for the storage, containment or accumulation of Hazardous Material of any sort on, under or affecting the Land; and (h) Borrower has not and will not release or waive the liability of any previous owner of the Land or any party who may be potentially responsible for the presence of or removal of Hazardous Material from the Land, except for such waivers in favor of the seller of the Land set forth in the purchase contract under which (or the conveyance instrument pursuant to which) Borrower acquired the Land, and Borrower has not made promises of indemnification regarding Hazardous Material on the Land to any party, except as may be contained in the purchase contract under which (or the conveyance instrument pursuant to which) Borrower has acquired the Land (to the extent that Borrower agreed to indemnify the seller of the Land with respect to any Hazardous Materials placed on the Land by Borrower following the closing date of such purchase contract) or the Loan Documents.

7.2	Environmental Covenants.
Borrower shall:
(k)    comply, and use its commercially reasonable efforts to cause each other Person on or occupying the Facility to comply, with all Legal Requirements relating to Hazardous Material;
(l)    not install, use, generate, manufacture, store, treat, release or dispose of, nor permit the installation, use, generation, storage, treatment, release or disposal of, Hazardous Material on, under or about the Facility except as specifically disclosed in the Environmental Documents and except for materials used in the Ordinary Course of Business (and in compliance with all Legal Requirements) of the Facility;
(m)    within five (5) Business Days after discovering or being advised of any of the following, advise Lender in writing of: (i) any and all Environmental Proceedings; (ii) except for materials used in the Ordinary Course of Business and in compliance with all Legal Requirements, the presence of any Hazardous Material on, under or about the Facility of which Lender has not previously been advised in writing; (iii) any remedial action taken by it or on its behalf in response to any Hazardous Material on, under or about the Facility or to any Environmental Proceedings of which Lender has not previously been advised in writing; (iv) the discovery by it of the presence of any Hazardous Material in violation of Legal Requirements on, under or about any real property or bodies of water adjoining or in the vicinity of the Facility; and (v) the discovery by it of any occurrence or condition on any real property adjoining or in the vicinity of the Facility that could cause the Facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Facility under any Legal Requirements relating to Hazardous Material;
(n)    provide Lender with copies of all reports, analyses, notices, licenses, approvals, orders, correspondences or other written materials in its possession or control relating to the environmental condition of the Facility or real property or bodies of water adjoining or in the vicinity of the Facility or Environmental Proceedings (other than those previously provided to Lender by Borrower prior to the date of this Agreement) within five (5) Business Days following Borrower’s receipt thereof;
(o)    not install or allow to be installed any tanks for the storage of Hazardous Material on, at or under the Facility except for materials used in the Ordinary Course of Business and in compliance with all Legal Requirements; and
(p)    not allow or permit any material mold, fungal or other microbial growth in or on the Improvements, or conditions that could reasonably be expected to result in material mold, fungal or microbial

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growth (e.g. material problems with the heating, ventilation and air conditioning system, water leaks or building materials known to be conducive to material mold, fungal or microbial growth) that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth or to remedy the conditions that could reasonably be expected to result in such material growth.

7.3	Right of Entry and Disclosure of Environmental Reports.
Borrower hereby grants to Lender an irrevocable license and authorization to enter upon and inspect the Facility to conduct such environmental audits and tests, including, without limitation, subsurface testing, soils, air, building materials and groundwater testing, and other tests which may physically invade the Facility, that Lender determines are necessary or desirable in its reasonable discretion. Any such entry by Lender shall be at reasonable times and upon at least two (2) weeks advance notice to Borrower and shall be subject to all HIPAA requirements and reasonable security requirements established by Borrower or Facility Tenant from time to time. With respect to invasive testing, such as soil borings, Lender shall consult with Borrower in advance of such tests. Lender agrees, however, that it shall not conduct any such audits or tests, unless an Event of Default exists under the Loan Documents or Lender has reason to believe that such audit or test may disclose the presence or release of Hazardous Material (other than in the Ordinary Course of Business) or a violation of Legal Requirements or unless an environmental audit deems further testing necessary. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with any inspection, audit or testing conducted in accordance with this Section 7.3 while an Event of Default exists shall be paid by Borrower, and all out-of-pocket costs and expenses incurred by Lender in connection with any other inspection, audit or testing conducted in accordance with this Section 7.3 shall be paid by Lender. The results of all investigations and reports prepared by Lender shall be and at all times remain the property of Lender and under no circumstances shall Lender have any obligation whatsoever to disclose or otherwise make available to Borrower or any other party such results or any other information obtained by it in connection with such investigations and reports; provided, however, that if there exists no Event of Default under the Loan Documents, if requested by Borrower, Lender shall provide to Borrower a copy of the written report with respect to any inspection, audit or testing for which Borrower has paid hereunder. Lender hereby reserves the right, and Borrower hereby expressly authorizes Lender to make available to any party in connection with a foreclosure under the Deed of Trust any and all environmental reports, whether prepared by Lender or prepared by Borrower and provided to Lender (collectively, the “Environmental Reports”), which Lender may have with respect to the Facility. Borrower consents to Lender notifying any party under such circumstances of the availability of any or all of the Environmental Reports and the information contained therein. Borrower further agrees that Lender may disclose such Environmental Reports to any Governmental Authority if it reasonably believes that it is required to disclose any matter contained therein to such Governmental Authority; provided that Lender shall give Borrower at least seventy-two (72) hours’ prior written notice before so doing or a reasonable period of time under the circumstances if Lender reasonably believes it must report in a shorter period of time. Borrower acknowledges that Lender cannot control or otherwise assure the truthfulness or accuracy of the Environmental Reports, and that the release of the Environmental Reports, or any information contained therein, to prospective bidders at any foreclosure sale under the Deed of Trust may have a material and adverse effect upon the amount that a party may bid at such sale. Borrower agrees that Lender shall not have any liability whatsoever as a result of delivering any or all of the Environmental Reports or any information contained therein to any third party, and Borrower hereby releases and forever discharges Lender from any and all claims, damages, or causes of action arising out of connected with or incidental to the Environmental Reports or the delivery thereof.

7.4	Borrower’s Remedial Work.

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Borrower shall promptly perform (or shall cause Facility Tenant to perform) any and all necessary remedial work (“Remedial Work”) in response to any Environmental Proceedings or the presence, storage, use, disposal, transportation, discharge or release of any Hazardous Material on, under or about the Facility or any portion thereof as reasonably necessary to comply with any Legal Requirements or as may be necessary for protection of human health, the environment or to maintain the value of the Land or Improvements.
All Remedial Work shall be conducted: (a) in a diligent and timely fashion by licensed contractors acting under the supervision of a consulting environmental engineer; (b) pursuant to a detailed written plan for the Remedial Work approved by any public or private agencies or persons with a legal or contractual right to such approval; (c) with such insurance coverage pertaining to liabilities arising out of the Remedial Work as is then customarily maintained with respect to such activities; and (d) only following receipt of any required permits, licenses or approvals. With respect to Remedial Work performed by or on behalf of Borrower, the selection of the Remedial Work contractors and consulting environmental engineer, the contracts entered into with such parties, any disclosures to or agreements with any public or private agencies or parties relating to Remedial Work and the written plan for the Remedial Work (and any changes thereto) shall each be subject to Lender’s prior written approval, which shall not be unreasonably withheld or delayed. In addition, Borrower shall submit to Lender, promptly upon receipt or preparation, copies of any and all reports, studies, analyses, correspondence, governmental comments or approvals, proposed removal or other Remedial Work contracts and similar information prepared or received by Borrower in connection with any Remedial Work, or Hazardous Material relating to the Facility. All costs and expenses of such Remedial Work shall be paid by Borrower (or Borrower shall cause the same to be paid by Facility Tenant pursuant to the terms of the Facility Lease), including, without limitation, the charges of the Remedial Work contractors and the consulting environmental engineer, any taxes or penalties assessed in connection with the Remedial Work and Lender’s reasonable fees and out-of-pocket costs incurred in connection with monitoring or review of such Remedial Work. Lender, at Lender’s sole expense, shall have the right but not the obligation to join and participate in, as a party if it so elects, any legal proceedings or actions initiated in connection with any Environmental Proceedings.

7.5	Environmental Indemnity.
Borrower shall protect, indemnify, defend and hold harmless each Indemnified Party from and against any and all actual or potential claims, liabilities, damages (direct or indirect) and Expenses (foreseeable or unforeseeable) that arise out of or relate in any way to (a) any breach of any representation, warranty or covenant contained in this Article 7, (b) any Environmental Proceedings or any use, handling, production, transportation, disposal, release or storage of any Hazardous Material in, under or on the Facility, whether by Borrower or any other Person, (c) any exercise by Lender of any of its rights and remedies under this Article 7, including, without limitation, the costs of any required or necessary investigation, assessment, testing, remediation, repair, cleanup, or detoxification of the Facility and the preparation of any closure or other required plans.
Borrower’s liability to the Indemnified Parties shall arise upon the earlier to occur of (1) discovery of any Hazardous Material on, under or about the Facility, or (2) the institution of any Environmental Proceedings, and not upon the realization of loss or damage, and Borrower shall pay to Lender from time to time, immediately upon request, an amount equal to the documented Expenses incurred by Lender for which Borrower is required to indemnify Lender under this Section 7.5. In addition, in the event any Hazardous Material is removed, or caused to be removed from the Facility, by Borrower, Lender or any other Person, the number assigned by the U.S. Environmental Protection Agency to such Environmental Proceedings or any similar identification shall in no event be in the name of Lender or identify Lender as a generator, arranger or other designation. The foregoing indemnity shall not include Expenses arising solely

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from Hazardous Material which first exist on the Facility following the date on which Lender (or its nominee) or any successor or assignee thereof, takes title to the Facility (directly or indirectly), whether by foreclosure of the Deed of Trust or otherwise.

7.6	Remedies Upon an Environmental Default.
In addition to any other rights or remedies Lender may have under this Article 7, at law or in equity, if Borrower shall fail to timely comply in any material respect with any of the provisions of this Article 7, or if any representation or warranty made in this Article 7 proves to be false or misleading in any material respect, then, after (a) delivering written notice to Borrower, which notice specifically states that Borrower has failed to comply with the provisions of this Article 7; and (b) the expiration of the earlier to occur of (i) a sixty (60) day period after receipt of such notice and (ii) the cure period, if any, permitted under any applicable Legal Requirements with which Borrower shall have failed to comply, Lender may declare an immediate Event of Default and exercise any and all remedies provided for herein or any other Loan Documents, and do or cause to be done whatever is reasonably necessary to cause the Facility to comply with all Legal Requirements relating to Hazardous Material and other Legal Requirements and the cost thereof shall constitute an Expense hereunder and shall become immediately due and payable without notice and with interest thereon at the Default Rate until paid. Borrower shall give to Lender access to the Facility for the purpose of effecting such compliance and hereby specifically grants to Lender a license, effective upon expiration of the applicable period as described above, if any, to do whatever is necessary to cause the Facility to so comply, including, without limitation, to enter the Facility and remove therefrom any Hazardous Material to the extent necessary to comply with applicable Legal Requirements or otherwise comply with any Legal Requirements relating to Hazardous Material.

7.7	Unconditional Environmental Obligations.
Notwithstanding any term or provision contained herein or in the other Loan Documents, the covenants and obligations of Borrower under this Article 7 (the “Environmental Obligations”) are unconditional. Borrower shall be fully liable for the Environmental Obligations, and such liability shall not be limited to the original principal amount of the Loan. The Environmental Obligations shall be enforceable by Lender, its Affiliates and its successors and assigns. The Environmental Obligations shall survive the repayment of the Loan and any foreclosure or transfer in lieu of foreclosure or similar proceedings or any transfer of title (directly or indirectly) to the Facility or any portion thereof.

7.8	Indemnification Separate from the Loan.
Borrower agrees that the Environmental Obligations are separate, independent of and in addition to the undertakings of Borrower pursuant to the Loan, the Note, the other provisions of this Agreement and the other Loan Documents. A separate action may be brought to enforce the provisions of this Article 7, which shall in no way be deemed to be an action on the Note, whether or not the Loan has been repaid and whether or not Lender would be entitled to a deficiency judgment following a judicial foreclosure or trustee’s sale. The Environmental Obligations shall not be affected by any exculpatory provisions (if any) contained in the Note, this Agreement or any of the other Loan Documents. All rights and obligations of this Article 7 shall survive performance and repayment of the obligations evidenced by and arising under the Loan Documents, surrender of the Note, releasing of the Deed of Trust, release of other security provided in connection with the Loan, trustee’s sale or foreclosure under the Deed of Trust and/or any of the other Loan Documents (whether by transfer or other assignment in lieu of foreclosure, or otherwise), acquisition of the Facility by Lender, any other transfer of the Facility, and transfer of Lender’s rights in the Loan and the Loan Documents. Notwithstanding the foregoing, if Lender or an Affiliate of Lender acquires the Facility (or a portion thereof) pursuant to either of the options set forth in the Option Agreement, Lender shall not be entitled to

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indemnification by Borrower pursuant to this Article 7 with respect to the Facility (or such portion thereof acquired by Lender).
In connection with the breach of any Environmental Obligation, Borrower waives all rights to require Lender to (i) proceed against or exhaust any security for the Loan or (ii) pursue any remedy in Lender’s power whatsoever. Borrower waives all defenses by reason of any disability or other defense under the Loan or by reason of the cessation from any cause whatsoever of its liability under the Loan, or that it may acquire by reason of Lender’s election of any remedy against it including, without limitation, Lender’s exercise of its rights to foreclose under the Deed of Trust.
ARTICLE 8
INSURANCE, CASUALTIES AND CONDEMNATION

8.1	Insurance.
(q)    General Insurance Requirements.
(i)    All of the policies of insurance required to be maintained by Borrower under this Section 8.1 shall (A) be written in form satisfactory to Lender and issued by insurance companies (x) with a policyholder and financial rating of not less than “A-”/“VII” in the most recent version of Best’s Key Rating Guide and (y) authorized to do insurance business in the State; (B) provide that any insurance maintained by Lender for or with respect to the Facility shall be excess and noncontributory with Borrower’s insurance; and (C) include a waiver of all rights of subrogation and recovery against Lender.
(ii)    All liability type policies (with the exception of Borrower’s workers’ compensation/employer’s liability insurance and professional liability insurance) must name Lender as an “additional insured.” All property policies (other than the business interruption policies) shall name Lender as “loss payee.” Losses shall be payable to Lender and/or Borrower as provided herein. Any loss adjustment shall require the written consent of Lender and Borrower unless the amount of the loss is less than the Restoration Threshold, in which event no consent shall be required.
(iii)    Borrower shall provide Lender copies of the original policies or a satisfactory ACORD evidencing the existence of the insurance required by this Agreement and showing the interest of Lender prior to the commencement of the Loan Term or, for a renewal policy, not less than ten (10) days prior to the expiration date of the policy being renewed. If Lender is provided with an ACORD certificate, it may demand that Borrower provide a complete copy of the related policy within ten (10) days.
(iv)    Borrower’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called “blanket” policy or policies of insurance carried and maintained by Borrower; provided, however, that the coverage afforded Lender will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this Section 8.1 are otherwise satisfied, and provided further that Borrower maintains specific allocations acceptable to Lender. For any liability policies covering one or more other properties in addition to the Facility, Lender may require excess limits as Lender reasonably determines.

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(v)    Each insurer under the property policies maintained by Borrower pursuant to this Section 8.1 shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lender, each to the extent available in the State, that it will give to Lender thirty (30) days’ written notice before the policy or policies in question shall be altered or cancelled. Borrower shall provide thirty (30) days’ written notice to Lender (ten (10) days for non-payment of premium) prior to the cancellation of any liability type policies maintained by Borrower pursuant to this Section 8.1.
(r)    Required Policies. During the Loan Term, Borrower shall maintain, or shall cause Facility Tenant to maintain, the following insurance with respect to Borrower, Facility Tenant and the Facility, as applicable, at its (or Facility Tenant’s) sole cost and expense:
(i)    Fire and Extended Coverage against loss or damage by fire, vandalism and malicious mischief, extended coverage perils commonly known as “Special Risk,” and all physical loss perils normally included in such Special Risk insurance, including but not limited to sprinkler leakage and windstorm, together with coverage for earthquake (including earth movement), flood (if the Facility is located in whole or in part within a designated 100-year flood plain area) and terrorism, to the extent not included or specifically excluded from such Special Risk Insurance, all in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility (as defined below in Section 8.1(c)), and including a building ordinance coverage endorsement;
(ii)    If the Facility contains steam boilers, pressure vessels or similar apparatus, insurance with an agreed amount endorsement (such that the insurance carrier has accepted the amount of coverage and has agreed that there will be no co-insurance penalty), covering the major components of the central heating, air conditioning and ventilating systems, boilers, other pressure vessels, high pressure piping and machinery, elevators and escalators, if any, and other similar equipment installed in the Facility, in an amount equal to one hundred percent (100%) of the full replacement cost of the Facility, which policy shall insure against physical damage to and loss of occupancy and use of the Facility arising out of an accident, explosion, or breakdown covered thereunder;
(iii)    If there is any storage tank, whether above ground or below ground, located at the Facility, whether or not in use, Pollution Liability Insurance with the same limits as required for the commercial general liability insurance pursuant to Section 8.1(b)(v) below;
(iv)    Business Interruption and Extra Expense Coverage for loss of business income on an actual loss sustained basis for no less than twelve (12) months, covering perils consistent with the requirements of Section 8.1(b), including either an agreed amount endorsement or a waiver of any co-insurance provisions, so as to prevent Borrower, Lender and any other insured thereunder from being a co-insurer, and containing an extended period indemnity endorsement that provides that the continued loss of business income will be insured until such income returns to the same level it was prior to the loss or the expiration of not fewer than six (6) months after the date of the completed repairs;
(v)    Commercial General Liability Coverage (including products and completed operations liability and broad form coverage, host liquor liability, broad form property damage (with the explosion, collapse and underground damage exclusions deleted), blanket contractual liability, independent contractors liability, personal injury and advertising injury coverage and medical payments coverage) against claims for bodily injury, death, medical expenses, property damage

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occurring on, in or about the Facility, affording the parties protection of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the annual aggregate;
(vi)    Professional Liability Coverage for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate;
(vii)    Umbrella/Excess Liability Coverage covering operations at the Facility in the minimum amount of Ten Million Dollars ($10,000,000) per occurrence and Ten Million Dollars ($10,000,000) in the annual aggregate, written on a “following form” policy or on a policy form that provides coverage that is at least as broad as that found on each of the underlying insurance policies;
(viii)    To the extent required by the State, Worker’s Compensation Coverage for injuries sustained by Borrower’s or Facility Tenant’s employees in the course of their employment and otherwise consistent with all applicable Legal Requirements and employer’s liability coverage with limits of not less than Five Hundred Thousand Dollars ($500,000) each accident, Five Hundred Thousand Dollars ($500,000) bodily injury due to disease each employee and One Million Dollars ($1,000,000) bodily injury due to disease; and
(ix)    During such time as Borrower or Facility Tenant is constructing any improvements, Borrower, at its (or Facility Tenant’s) sole cost and expense, shall carry, or cause to be carried (a) a completed operations endorsement to the commercial general liability insurance policy referred to above, (b) builder’s risk insurance, completed value form, covering all physical loss, in an amount and subject to policy conditions satisfactory to Lender, and (c) such other insurance, in such amounts, as Lender deems necessary to protect Lender’s interest in the Facility from any act or omission of Borrower’s or Facility Tenant’s contractors or subcontractors.
(s)    Replacement Costs. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). If Lender believes that the replacement cost has increased at any time during the Loan Term, it shall have the right to have such replacement cost redetermined by an impartial national insurance company reasonably acceptable to both parties (the “impartial appraiser”). The determination of the impartial appraiser shall be final and binding, and, as necessary, Borrower shall increase, but not decrease, the amount of the insurance carried pursuant to this Article 8 to the amount so determined by the impartial appraiser. Each party shall pay one-half (1/2) of the fee, if any, of the impartial appraiser. If Borrower or Facility Tenant has made Alterations, Lender may at Borrower’s expense have the replacement cost redetermined at any time after such Alterations are made.
(t)    Claims-Made Policies. If Borrower or Facility Tenant obtains and maintains the commercial general liability coverage and/or professional liability coverage described in Sections 8.1(b)(v) and 8.1(b)(vi) on a “claims-made” basis, Borrower or Facility Tenant shall provide continuous liability coverage for claims arising during the Loan Term and providing for an extended reporting period reasonably acceptable to Lender for a minimum of three (3) years after expiration of the Loan Term. If such policy is canceled or not renewed for any reason whatsoever, Borrower must provide evidence of a replacement policy reflecting coverage with retroactive coverage back to the commencement date of term and maintain such coverage for a period of at least three (3) years beyond the expiration of the Loan Term or Borrower or Facility Tenant

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must obtain tail coverage for the length of the remaining term plus an additional three (3) years beyond the expiration of the Loan Term.
(u)    Non-Renewal. If Borrower fails to cause the insurance required under this Article 8 to be issued in the names herein called for, fails to pay or cause to be paid the premiums therefor or fails to deliver such policies or certificates thereof to Lender, at the times required, Lender shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Default Rate, shall be repayable to Lender upon demand therefor.
(v)    Deductibles. Deductibles/self-insured retentions for the insurance policies required under this Article 8 shall not be greater than $50,000.00 with respect to the polices required in Sections 8.1(b)(i), (ii) and (iv) above, and $100,000.00 with respect to the policies required in Sections 8.1(b)(v) and (vi); provided, however, that the deductibles/self-insured retentions for losses sustained from earthquake (including earth movement), flood or windstorm (i.e., wind/hail) may be equal, but not greater than, five percent (5%) of the replacement cost of the Facility.
(w)    Increase in Limits; Coverage Types. If, from time to time after the Closing Date, Lender determines in the exercise of its commercially reasonable judgment that the limits of the insurance required to be maintained hereunder are no longer commensurate to the limits being regularly required by institutional lenders with respect to similar properties in the State or that a particular type of insurance coverage is being regularly required by institutional lenders with respect to similar properties in the State, Lender may notify Borrower of the same, indicating the particular limit or type of coverage that Lender has determined should be increased or carried hereunder, as applicable. Within thirty (30) days of the receipt of such notice, Borrower shall cause to be increased the particular limit or obtained the particular coverage, as applicable, unless and until further modified pursuant to the provisions of this Section 8.1(g). Notwithstanding anything herein to the contrary, Lender shall not request a modification of the insurance requirements of this Agreement more frequently than once every three (3) years.
(x)    No Separate Insurance. Borrower shall not, and shall not suffer Facility Tenant to, on its own initiative or pursuant to the request or requirement of any third party, (i) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section 8.1 to be furnished by, or which may reasonably be required to be furnished by, Borrower or Facility Tenant or (ii) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lender, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Borrower or Facility Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Lender need not be included therein as an additional insured, nor must the loss thereunder be payable in the same manner as losses are payable hereunder.

8.2	Casualty and Condemnation.
(e)    Casualty. If the Facility shall sustain a Casualty, Borrower shall give prompt written notice of such Casualty to Lender and shall (or shall cause Facility Tenant to, in accordance with and subject to the terms of the Facility Lease), if required hereby, promptly commence and diligently prosecute to completion the Restoration and otherwise comply with the provisions of Section 8.3. Subject to Borrower’s right to receive the Net Casualty Proceeds, as set forth in Section 8.3, Borrower shall pay (or Borrower shall cause Facility Tenant to pay) all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

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(f)    Condemnation. Borrower shall give Lender prompt notice of any actual or threatened Condemnation by any Governmental Authority of all or any part of the Facility upon Borrower obtaining actual knowledge thereof and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for its payment in the Note and in this Agreement. If the Facility or any portion thereof is taken by any Governmental Authority, Borrower shall (or shall cause Facility Tenant to, in accordance with and subject to the terms of the Facility Lease) promptly commence and diligently prosecute the Restoration and otherwise comply with the provisions of Section 8.3.

8.3	Delivery of Net Casualty Proceeds.
(a)    Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred, Borrower’s right, title and interest in and to all Casualty Proceeds are, except as otherwise herein provided, hereby assigned to Lender and all Net Casualty Proceeds shall, except as otherwise herein provided, be paid to Lender. Borrower shall, in good faith and in a commercially reasonable manner, file and prosecute the adjustment, compromise or settlement of any claim for Casualty Proceeds and, subject to Borrower’s right to receive the direct payment of any Net Casualty Proceeds as herein provided, will cause the same to be paid directly to Lender to be held and applied in accordance with the provisions of this Agreement. Except upon the occurrence and during the continuance of an Event of Default, Borrower may settle any insurance claim with respect to Net Casualty Proceeds which do not exceed the Restoration Threshold. Whether or not an Event of Default shall have occurred and be continuing, Lender shall have the right to approve, such approval not to be unreasonably withheld, conditioned or delayed any settlement which would in Lender’s reasonable judgment result in Net Casualty Proceeds which exceed the Restoration Threshold, and Borrower shall deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such approval. Borrower shall pay all out-of-pocket costs, fees and expenses reasonably incurred by Lender (including, without limitation, all reasonable attorneys’ fees and expenses, the fees of insurance experts and adjusters and costs incurred in any litigation or arbitration), and interest thereon at the Default Rate to the extent not paid within twenty (20) Business Days after delivery of a request for reimbursement by Lender, accompanied by reasonable back-up documentation, in connection with the settlement of any claim for Casualty Proceeds and the seeking and obtaining of any payment on account thereof in accordance with the foregoing provisions. If any Casualty Proceeds are received by Borrower and may be retained by Borrower pursuant to this Section 8.3(a), such Casualty Proceeds shall, until the completion of the Restoration, be held in trust for Lender and shall be segregated from other funds of Borrower and used to pay for the cost of the Restoration in accordance with the terms hereof, and to the extent such Casualty Proceeds exceed the Restoration Threshold, such Casualty Proceeds shall be forthwith paid directly to and held by Lender to be applied or disbursed in accordance with this Section 8.3. If an Event of Default shall have occurred and be continuing, or if Borrower fails to file any insurance claim for a period of thirty (30) Business Days after a Casualty, or to prosecute the same with commercially reasonable diligence following Borrower’s receipt of written notice to do so from Lender, Borrower hereby irrevocably empowers Lender, in the name of Borrower as its true and lawful attorney-in-fact, to file and prosecute such claim (including settlement thereof) with counsel satisfactory to Lender and to collect and to make receipt for any such payment, all at Borrower’s expense (including payment of interest at the Default Rate for any amounts advanced by Lender pursuant to this sentence to the extent not paid within twenty (20) days). Notwithstanding anything to the contrary set forth in this Agreement, but excluding all situations requiring prepayment of the Note, to the extent any Casualty Proceeds (either singly or when aggregated with all other then unapplied Casualty Proceeds) do

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not exceed the Restoration Threshold, such Casualty Proceeds are to be paid directly to Borrower to be applied to the Restoration in accordance with the terms hereof. If a Casualty or Condemnation has occurred and the Net Casualty Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, and provided no Event of Default shall have occurred and remain uncured, the Net Casualty Proceeds will be disbursed pursuant to the preceding sentence, as directed by Borrower. As soon as reasonably practicable after receipt of the Net Casualty Proceeds (but in no event later than sixty (60) days after receipt of the Net Casualty Proceeds related to such Casualty or Condemnation, whichever the case may be, occurs), Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    Major Casualty or Condemnation.
(i)    If a Casualty or Condemnation has occurred, Borrower shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement, provided that, if required pursuant to the terms of this Agreement, Lender shall have made the Net Casualty Proceeds available to Borrower in accordance with the provisions of this Agreement. If the Net Casualty Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration is equal to or greater than the Restoration Threshold, Lender shall make the Net Casualty Proceeds available for the Restoration, provided that each of the following conditions are met:
(A)    No Event of Default shall have occurred and be continuing;
(B)    In the event the Net Casualty Proceeds are insurance proceeds, less than fifty percent (50%) of the total floor area of the Improvements has been damaged, destroyed or rendered unusable as a result of such Casualty, or in the event the Net Casualty Proceeds are an Award, less than ten percent (10%) of the Land is taken, and such Land is located along the perimeter or periphery of the Facility, and no material portion of the Improvements (or the parking areas servicing the Improvements) is the subject of the Condemnation;
(C)    Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after receipt of the Net Casualty Proceeds related to such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion;
(D)    Lender shall be satisfied, in its reasonable discretion, that (i) the undisbursed amount of the Net Casualty Proceeds shall be sufficient to pay for the costs of completing the Restoration or Borrower has deposited sufficient funds with Lender to pay for any such deficiency, and (ii) any operating deficits and all payments of principal and interest under this Agreement and the Note will be paid during the period required for Restoration from (1) the Net Casualty Proceeds or (2) other funds of Borrower;
(E)    Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (i) the Maturity Date, (ii) such time as may be required under applicable Legal Requirements, or (iii) the expiration of the rent loss and/or business interruption insurance coverage;
(F)    The Facility and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements;

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(G)    The Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements; and
(H)    Such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to the Facility or the related Improvements or the parking required to be available at the Facility pursuant to applicable Legal Requirements.
(ii)    The Net Casualty Proceeds shall be paid directly to Lender and held by Lender and until disbursed in accordance with the provisions of this Section 8.3(b), and shall constitute additional security for the Indebtedness. The Net Casualty Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, promptly after receipt of evidence satisfactory to Lender that (A) all requirements set forth in Section 8.3(b)(i) have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full (subject to usual and customary retainages), and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file the same, or any other Liens of any nature whatsoever on the Facility arising out of the Restoration which have not been fully bonded to the reasonable satisfaction of Lender and discharged of record.
(iii)    All plans and specifications required in connection with the Restoration shall be subject to prior reasonable approval by Lender and by an independent architect selected by Lender (the “Casualty Consultant”). The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to reasonable approval by Lender and the Casualty Consultant. All costs and expenses reasonably incurred by Lender in connection with recovering, holding and advancing the Net Casualty Proceeds for the Restoration, including, without limitation, reasonable attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower.
(iv)    Lender shall not be obligated to make disbursements of the Net Casualty Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the Hard Costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.3(b)(iv), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.3(b)(iv) and all applicable Legal Requirements and that all approvals necessary for the re-occupancy and use of the Facility have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that such contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such contractor’s, subcontractor’s or materialman’s contract, such contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to such contractor, subcontractor or materialman as

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may be reasonably requested by Lender. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Lender shall not be obligated to make disbursements of the Net Casualty Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Casualty Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Casualty Proceeds Deficiency”) with Lender before any further disbursement of the Net Casualty Proceeds shall be made. The Net Casualty Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Casualty Proceeds, and until so disbursed pursuant to this Section 8.3(b) shall constitute additional security for the Indebtedness.
(vii)    The excess, if any, of the Net Casualty Proceeds and the remaining balance, if any, of the Net Casualty Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.3(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted promptly by Lender to Borrower, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents and provided, however, that with respect to an Award, no amounts shall be remitted to Borrower in excess of the Net Casualty Proceeds Deficiency deposited with Lender.
(viii)    All Net Casualty Proceeds not required (A) to be made available for the Restoration or (B) to be returned to Borrower as excess Net Casualty Proceeds pursuant to Section 8.3(b)(vii) may be retained and applied by Lender toward the payment of the Indebtedness whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall designate.
(c)    Application of Net Casualty Proceeds. Upon the occurrence and during the continuation of an Event of Default, Lender, at its option, may withdraw all the Net Casualty Proceeds or the undisbursed balance thereof and the remaining balance, if any, of the Net Casualty Proceeds Deficiency deposited with Lender and may apply the such Net Casualty Proceeds and Net Casualty Proceeds Deficiency either to the payment of Restoration or to payment of the Indebtedness in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply such Net Casualty Proceeds and Net Casualty Proceeds Deficiency shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
(d)    Waiver. Borrower hereby waives the provisions of any law prohibiting Lender from making any election with respect to the application of Net Casualty Proceeds under this Section 8.3.
(e)    Facility Lease. Notwithstanding anything to the contrary in this Article 8, if a Casualty or Condemnation occurs and the terms of the Facility Lease are applicable thereto, then the terms of the Facility Lease shall govern and control in such instances, including, without limitation, that Net Casualty Proceeds shall be payable to Facility Tenant for the restoration of the Facility to the extent such Net Casualty Proceeds

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are payable to Facility Tenant under the terms of the Facility Lease. Where the Facility Lease provides that Net Casualty Proceeds, or any portion thereof, are payable to Borrower, the same shall be paid to Lender to be applied pursuant to the applicable terms of this Article 8.
ARTICLE 9
EVENTS OF DEFAULT AND REMEDIES

9.1	Events of Default.
The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:
(g)    Failure of Borrower to pay when due any principal, interest, premium, fee or any other amount payable under any Loan Document;
(h)    Failure of Borrower to strictly comply, and to cause strict compliance, with the provisions of Section 5.1 (other than Section 5.1(i)), Section 5.2(a), Section 5.2(l), Section 5.3(a), Section 5.3(b), Section 5.4(g), Article 7 and Section 8.1;
(i)    Failure of Borrower for a period of thirty (30) days after written notice from Lender, to observe or perform (or to cause observance or performance of) any non-monetary covenant or condition contained in this Agreement or any other Loan Documents not set forth in the subsections above; provided that if any such failure concerning a non-monetary covenant or condition is susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Section 9.1 with respect to a particular breach, or if another subsection of this Section 9.1 applies to a particular breach and does not expressly provide for a notice or grace period, the specific provision shall control;
(j)    Any material suspension, limitation or restriction placed upon Borrower, Facility Tenant, any Authorization, the Facility, the operations at the Facility or Facility Tenant’s ability to admit residents or patients at the Facility (e.g., an admissions ban or non-payment for new admissions by Medicare, Medicaid or any Thirty Party Payor Program resulting from an inspection survey); provided, however, if any such material suspension, limitation or restriction is curable by Borrower or Facility Tenant under the applicable Authorization or Legal Requirement, it shall not constitute an Event of Default if Borrower or Facility Tenant promptly commences to cure such breach and thereafter diligently pursues such cure to the completion thereof within the lesser of: (a) the cure period under the applicable Legal Requirement or Authorization, or (b) sixty (60) days after the occurrence of any such material suspension, limitation or restriction;
(k)    If any warranty, representation, statement, report or certificate made now or hereafter by Borrower is untrue or incorrect in any material respect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as the applicable party cures said breach within the notice and cure period provided in 9.1(c) above for such breach;
(l)    A Bankruptcy Action is taken by or against Borrower or an attachment or execution is levied against the Facility;

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(m)    If one or more final and non-appealable judgments or decrees shall be entered against Borrower involving in the aggregate a liability in excess of $1,000,000.00 and such judgment or decree is not bonded, satisfied, settled or dismissed within sixty (60) days after the entry of such judgment or decree;
(n)    A conviction or any guilty plea by Borrower in connection with a felony criminal proceeding against Borrower, as applicable, involving a crime of moral turpitude;
(o)    The occurrence of any other event or circumstance denominated as an Event of Default herein or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be; or
(p)    A default shall occur under any other lease or agreement between Lender or an Affiliate of Lender and Borrower, or any letter of credit, guaranty, mortgage, deed of trust, or other instrument executed by Borrower in favor of Lender or an Affiliate of Lender, in every case, whether now or hereafter existing, where the default is not cured within any applicable grace period set forth therein.

9.2	Remedies Conferred Upon Lender.
(f)    Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Facility. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) to the extent not prohibited by applicable Law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has foreclosed upon its rights in the Facility under the Deed of Trust or otherwise realized upon any security held by Lender in satisfaction of the Indebtedness or the Indebtedness has been paid in full.
(g)    Any amounts recovered from collateral for the Loan after the occurrence and during the continuation of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
(h)    Upon the occurrence and during the continuation of an Event of Default, Lender may declare all unpaid principal of and accrued interest on the Note, together with all other sums payable under the Loan Documents, to be immediately due and payable, whereupon the same shall become and be immediately due and payable, anything in the Loan Documents to the contrary notwithstanding, and without presentation, protest or further demand or notice of any kind, all of which are, to the fullest extent permitted by law, expressly hereby waived by Borrower.
(i)    Upon the occurrence and during the continuation of an Event of Default and upon prior written notice to Borrower, Lender may appoint or seek appointment of a receiver, without regard to the solvency of Borrower or the adequacy of the security, for the purpose of preserving the Facility, preventing

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waste, and to protect all rights accruing to Lender by virtue of this Agreement and the other Loan Documents. All expenses incurred in connection with the appointment of such receiver, or in protecting or preserving the Facility shall be charged against Borrower and shall be secured by the Deed of Trust.
(j)    Upon the occurrence and during the continuation of an Event of Default, for the purposes of carrying out the provisions and exercising the rights, powers and privileges granted by or referred to in this Agreement, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Agreement, in the name and on behalf of Borrower. The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable.
(k)    Except as otherwise expressly set forth herein, Borrower hereby waives to the extent not prohibited by applicable law (a) all presentments, demands for payment or performance, notices of nonperformance (except to the extent required by the provisions hereof or of any other Loan Documents), protests and notices of dishonor, (b) any requirement of diligence or promptness on Lender’s part in the enforcement of its rights (but not fulfillment of its obligations) under the provisions of this Agreement or any other Loan Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law and are not otherwise required to be given hereunder or under any other Loan Document, to the fullest extent permitted by applicable law.
(l)    No course of dealing and no delay or omission by Lender or Borrower in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent by Lender shall be binding upon Lender unless it is in writing and signed by Lender. Lender’s exercise of Lender’s right to remedy any default by Borrower to Lender or any other Person shall not constitute a waiver of the default remedied, a waiver of any other prior or subsequent default by Borrower or a waiver of the right to be reimbursed for any and all of its expenses in so remedying such default.
(m)    The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and continuation of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
ARTICLE 10
LOAN EXPENSE, COSTS AND ADVANCES

10.1	Loan and Administration Expenses.
Except as otherwise expressly provided in this Agreement, Borrower unconditionally agrees to pay all reasonable costs and expenses of Lender incurred in attempting to enforce or collect payment of the Loan or enforce any rights of Lender or Borrower’s obligations hereunder and expenses of Lender incurred (including expenses relating to documentary and expert evidence) in attempting to realize on any security

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for the Loan (including any foreclosure sale of the Facility, conveyance in lieu transaction or costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post-judgment enforcement action including, without limitation, supplementary proceedings in connection with the enforcement of this Agreement). All such costs or expenses incurred or advances or payments made by Lender shall also include court costs, reasonable legal fees and disbursements relating thereto and shall be included as additional Indebtedness evidenced by the Note and secured by the Deed of Trust and the other Loan Documents and, if not paid within ten (10) days after payment is requested by Lender, shall bear interest at the Default Rate from the date due until paid. Borrower agrees to pay all brokerage, finder or similar fees or commissions payable in connection with the transactions contemplated hereby and shall indemnify, defend and hold harmless Lender against all claims, liabilities, and Expenses arising in relation to any claim by broker, finder or similar person. Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Lender for all Loan expenses and fees.

10.2	Right of Lender to Make Advances to Cure Borrower’s Defaults.
In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional Indebtedness evidenced by the Note and secured by the Deed of Trust and the other Loan Documents and shall bear interest at a rate per annum equal to the Default Rate until paid.
ARTICLE 11
GENERAL PROVISIONS

11.1	Captions.
The captions and headings of various Articles, Sections and subsections of this Agreement and the other Loan Documents and the Exhibits and Schedules pertaining thereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof or thereof.

11.2	Lender’s Discretion.
(a)    Whenever pursuant to this Agreement Lender has exercised any right given to it to disapprove any materials submitted in writing from Borrower, any resubmission for reconsideration by Borrower to Lender of such materials must be accompanied by a version of such materials clearly showing (by way of a “blackline”, “redline” or otherwise) any changes made from the version of such materials previously submitted. Any time period within which Lender may be obligated by the terms of this Agreement to provide its approval or disapproval shall not commence until such time as Lender shall have received such version showing such changes.
(b)    Lender may, in Lender’s sole and absolute discretion, accept or reject any proposed cure of an Event of Default. In no event shall any portion of this Agreement or any of the other Loan Documents which provides that Lender shall have certain rights and/or remedies only during the continuance of an Event of Default be construed so as to require Lender to accept a cure of any such Event of Default. Unless and until Lender expressly accepts any proposed cure of an Event of Default in writing, such Event of Default shall be deemed to be continuing for purposes of this Agreement and the other Loan Documents.

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11.3	Governing Law.
THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.

11.4	Jurisdiction.
ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL COURT IN THE NORTHERN DISTRICT OF TEXAS OR STATE COURT IN DALLAS COUNTY, TEXAS, AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON‑CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

11.5	Waiver of Jury Trial.
EACH OF BORROWER AND LENDER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND TO THE GREATEST EXTENT PERMITTED BY LAW WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

11.6	Modification; Consent.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

11.7	Delay Not a Waiver.
Neither any failure nor any delay on the part of Lender or Borrower in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, with respect to the Lender, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan

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Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

11.8	Waivers; Acquiescence or Forbearance.
(a)    Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, to the fullest extent permitted by law, (i) waives presentment for payment, demand, notice of nonpayment or dishonor, protest of any dishonor, protest and notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of the Loan; (ii) waives and renounces all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement, or exemption and homestead laws now provided, or which may hereafter be provided, by the laws of the United States and of any state thereof against the enforcement and collection of the obligations evidenced by the Note or this Loan Agreement or as a bar to the enforcement of the lien or security interest created by any of the Loan Documents.
(b)    Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, to the fullest extent permitted by law, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Lender with respect to the payment or other provisions of this Loan Agreement, the Note, and to any substitution, exchange or release of the collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other person or entity; and (iv) expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.
(c)    Each and every covenant and condition for the benefit of Lender contained in this Agreement and the other Loan Documents may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loan, Lender may at any time after such acquiescence require Borrower to comply with all such requirements. Any forbearance by Lender in exercising any right or remedy under any of the Loan Documents, or otherwise afforded by applicable law, including any failure to accelerate the Maturity Date shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Note or as a reinstatement of the Loan or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Loan Documents. Lender’s acceptance of payment of any sum secured by any of the Loan Documents after the due date of such payment shall not be a waiver of Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Lender shall not be a waiver of Lender’s right to accelerate the maturity of the Loan, nor shall Lender’s receipt of any awards, proceeds, or damages under Article 9 of this Agreement operate to cure or waive Borrower’s default in payment of sums secured by any of the Loan Documents.

11.9	Preferences.
Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or payments or any part thereof are subsequently

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invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

11.10	Disclaimer by Lender.
Lender shall not be liable to any contractors, subcontractors, supplier, architect, engineer or other party for labor or services performed or materials supplied in connection with the Facility. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others or against the Facility. Lender neither undertakes nor assumes any responsibility or duty to Borrower to select, review, inspect, supervise, pass judgment upon or inform Borrower of any matter in connection with the Facility. Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information to Borrower by Lender in connection with such matters is for the protection of Lender only, and neither Borrower nor any third party is entitled to rely thereon.

11.11	Partial Invalidity; Severability.
If any of the provisions of this Agreement or the other Loan Documents, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the other Loan Documents, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law and to this end, the provisions of this Agreement and all the other Loan Documents are declared to be severable.

11.12	Definitions Include Amendments.
Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

11.13	Entire Agreement.
This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement with respect to the Loan and supersede all prior commitments, agreements, representations, and understandings, written or oral, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.

11.14	Waiver of Damages.
In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or

54151.4    46

consequential damages; provided, however, the foregoing waiver of claims for exemplary and consequential damages shall not be applicable to claims arising from fraud or willful misconduct on the part of Lender.

11.15	Waiver of Notice.
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

11.16	Claims Against Lender.
Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within six (6) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments that Borrower is obligated to make under any of the Loan Documents. The obligations of Borrower under this Agreement and the other Loan Documents shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, or any other party, against any participant by reason of such participant’s failure to perform its obligations under this Agreement, including, without limitation, the failure of any participant to fund any advance. Borrower acknowledges that the foregoing waivers are or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Any expedited procedure legally available with such a declaratory judgment action or action for injunctive relief may be utilized to the extent possible.

11.17	Set-Offs.
Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

11.18	Funds Held by Lender.

54151.4    47

Any Net Casualty Proceeds, any Net Casualty Proceeds Deficiency and any other sums deposited with Lender hereunder shall not bear interest, shall not be held by Lender in trust or as an agent of Borrower and may be commingled with the other assets of Lender; provided, however, Lender shall hold any Net Casualty Proceeds and Net Casualty Proceeds Deficiency in excess of $100,000 in a segregated account.

11.19	Relationship.
The relationship between Lender and Borrower shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership, joint venture, tenancy in common or joint tenancy or any fiduciary duty by Lender to Borrower or any other party.

11.20	No Third Party Beneficiaries.
This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement or the other Loan Documents, or by reason of any actions taken by Lender pursuant to this Agreement or the other Loan Documents.

11.21	Agents.
In exercising any rights under the Loan Documents or taking any actions provided for therein, Lender may act through its employees, agents or independent contractors as authorized by Lender.

11.22	Conflict; Construction of Documents; Reliance.
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

11.23	Interpretation.
With respect to all Loan Documents, whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The word “obligations” is used in its broadest and most comprehensive sense, and includes all primary, secondary, direct, indirect, fixed and contingent obligations. It further includes all principal, interest,

54151.4    48

prepayment charges, late charges, loan fees and any other fees and charges accruing or assessed at any time, as well as all obligations to perform acts or satisfy conditions. No listing of specific instances, items or matters in any way limits the scope or generality of any language in the Loan Documents. This Agreement and all of the other Loan Documents shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties.

11.24	Successors and Assigns.
Subject to the restrictions on transfer and assignment contained in Section 5.1(a) of this Agreement, this Agreement and the other Loan Documents shall inure to the benefit of and shall be binding on Lender and Borrower and their respective legal representative, successors and permitted (in the case of Borrower) assigns.

11.25	Time is of the Essence.
Borrower agrees that time is of the essence under this Agreement and the other Loan Documents and the performance of each of the covenants and agreements contained herein and therein.

11.26	Notices.
All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing sent by facsimile transmission (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at the following applicable address:

If to Borrower: c/o Neal Richards Group, LLC 3030 Olive Street, Suite 220 Dallas, Texas 75219 Attn: Derrick N. Evers Fax No.: (214) 754-0011	If to Lender: c/o Sabra Health Care REIT, Inc. 18500 Von Karman Avenue, Suite 550 Irvine, California 92612 Attn: Richard K. Matros Fax No.: (949) 679-8868
With a copy to: c/o Neal Richards Group, LLC 3030 Olive Street, Suite 220 Dallas, Texas 75219 Attn: Lee A. White Fax No.: (214) 754-0011	With a copy to: Sherry Meyerhoff Hanson & Crance LLP 610 Newport Center Drive, Suite 1200 Newport Beach, California 92660 Attn: Kevin L. Sherry, Esq. Fax No.: (949) 719-1212
A party may designate a different address by notice to the other party as provided above. Lender shall use commercially reasonable efforts to provide copies of notices rendered to Borrower to the additional parties specified above, but the failure to effect any such Notice to such additional party shall not affect the validity and full force and effect of such Notice upon Borrower. Any Notice shall be deemed to have been received on the date of delivery if delivered during business hours on a Business Day (otherwise on the next Business Day). Any notice or demand delivered to the person or entity named above to accept notices and demands for such party shall constitute notice or demand duly delivered to such party, even if delivery is refused.

11.27	Execution in Counterparts.

54151.4    49

This Agreement and the other Loan Documents may be executed in any number of counterparts and by different parties hereto or thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.28	Joint and Several.
The obligations of Borrower hereunder and under each of the other Loan Documents shall be joint and several in every respect. If Lender delivers notice to one Borrower hereunder, such notice shall be deemed delivered to each Borrower. The actions of any one Borrower shall be binding on each other Borrower and Lender shall be entitled to rely on any such action, even if not specifically unanimous.

[Signature page follows]

EXECUTED as of the date first set forth above.
BORROWER:
FOREST PARK REALTY PARTNERS III, LP,
a Texas limited partnership
By:    Neal Richards Group Forest Park Development, LLC,
    a Texas limited liability company,
    its General Partner
By:     /s/ Derrick N. Evers
Name: Derrick N. Evers
Title: Manager

BT FOREST PARK REALTY PARTNERS, LP,
a Texas limited partnership
By:    GP BT Healthcare Development Partners, LLC,
    a Texas limited liability company,
    its General Partner
By:     /s/ Derrick N. Evers
Name: Derrick N. Evers
Title: Authorized Signatory
[Signatures continue on next page]

54151.4    50

LENDER:
SABRA TEXAS HOLDINGS, L.P.,
a Texas limited partnership
By:    Sabra Texas Holdings GP, LLC,
    a Texas limited liability company,
    Its General Partner
By:     /s/ Talya Nevo-Hacohen

    Name: Talya Nevo-Hacohen

    Title:     Chief Investment Officer

54151.SIG    S-1

EXHIBIT A-1
Legal Description of Land
PARCEL A: FEE SIMPLE
BEING A TRACT OF LAND LOCATED IN THE M.J. SANCHEZ SURVEY, ABSTRACT No. 1272, BEING A PORTION OF LOT 2E, BLOCK A/7748, FOREST CENTRAL ADDITION No. 12, AN ADDITION TO THE CITY OF DALLAS, DALLAS COUNTY, TEXAS, ACCORDING TO THE PLAT RECORDED IN COUNTY CLERK'S NUMBER 201000180724, PLAT RECORDS, DALLAS COUNTY, TEXAS (P.R.D.C.T.), AND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:
BEGINNING AT A 1/2" IRON ROD FOUND WITH A CAP STAMPED "WIER & ASSOC INC", BEING THE SOUTHEAST CORNER OF SAID LOT 2E, THE NORTHEAST CORNER OF LOT 2F OF SAID FOREST CENTRAL ADDITION No. 12., AND IN THE WEST LINE OF A TRACT OF LAND DESCRIBED IN A DEED TO DALLAS POWER AND LIGHT COMPANY, RECORDED IN VOLUME 4963, PAGE 188, DEED RECORDS, DALLAS COUNTY, TEXAS (D.R.D.C.T.);
THENCE SOUTH 85°28'10" WEST, DEPARTING THE WEST LINE OF SAID DALLAS POWER AND LIGHT COMPANY TRACT, ALONG THE SOUTH LINE OF SAID LOT 2E AND THE NORTH LINE OF SAID LOT 2F, A DISTANCE OF 189.65 FEET TO A 1/2" IRON ROD SET WITH A CAP STAMPED "WIER & ASSOC INC";
THENCE NORTH 07°02'48" WEST, DEPARTING THE SOUTH LINE OF SAID LOT 2E AND THE NORTH LINE OF SAID LOT 2F, A DISTANCE OF 43.20 FEET TO AN "X" CUT SET;
THENCE SOUTH 82°58'53" WEST, A DISTANCE OF 17.75 FEET TO AN "X" CUT SET;
THENCE NORTH 07°03'40" WEST, A DISTANCE OF 284.26 FEET TO A POINT FOR A CORNER IN THE FACE OF A 6 STORY MEDICAL OFFICE BUILDING;
THENCE SOUTH 82°57'18" WEST, ALONG THE FACE OF SAID BUILDING, A DISTANCE OF 40.33 FEET TO A POINT FOR A CORNER AT THE INTERSECTION OF THE FACE OF SAID BUILDING AND THE CENTER OF A 2 INCH EXPANSION JOINT;
THENCE ALONG THE CENTER OF A 2 INCH EXPANSION JOINT AS FOLLOWS:
NORTH 06°56'08" WEST, A DISTANCE OF 0.63 FEET TO A POINT FOR A CORNER;
SOUTH 83°04'14" WEST, A DISTANCE OF 90.56 FEET TO A POINT FOR A CORNER;
SOUTH 06°55'46" EAST, A DISTANCE OF 4.37 FEET TO A POINT FOR A CORNER AT THE INTERSECTION OF THE FACE OF SAID BUILDING AND THE CENTER OF SAID 2 INCH EXPANSION JOINT;
THENCE SOUTH 39°59'43" WEST, DEPARTING THE FACE OF SAID BUILDING, A DISTANCE OF 39.85 FEET TO AN "X" CUT SET;

54151.4    Exhibit A-1

THENCE SOUTH 82°55'37" WEST, A DISTANCE OF 50.50 FEET TO AN "X" CUT SET IN THE WEST LINE OF SAID LOT 2E AND THE EAST LINE OF LOT 2C OF SAID FOREST CENTRAL ADDITION No. 12 AND BEING THE BEGINNING OF A NON-TANGENT CURVE TO THE LEFT;
THENCE NORTHWESTERLY, AN ARC DISTANCE OF 334.70 FEET, ALONG SAID NON-TANGENT CURVE TO THE LEFT HAVING A RADIUS OF 725.00 FEET, A DELTA ANGLE OF 26°27'04" AND A CHORD BEARING OF NORTH 11°21'10" WEST, 331.74 FEET TO AN "X" CUT FOUND, BEING THE NORTHEAST CORNER OF SAID LOT 2C;
THENCE NORTH 72°00'31" WEST, ALONG THE NORTH LINE OF SAID LOT 2C, A DISTANCE OF 124.74 FEET TO A 1/2" IRON ROD FOUND WITH A CAP STAMPED "WIER & ASSOC INC", BEING THE NORTHWEST CORNER OF LOT 2C OF SAID FOREST CENTRAL ADDITION No. 12 AND IN THE EAST RIGHT-OF-WAY LINE OF U.S. HIGHWAY No. 75 (CENTRAL EXPRESSWAY), A VARIABLE WIDTH PUBLIC RIGHT-OF-WAY;
THENCE NORTH 17°06'20" EAST, ALONG THE EAST RIGHT-OF-WAY LINE OF SAID U.S. HIGHWAY No. 75, A DISTANCE OF 51.00 FEET TO AN "X" CUT FOUND BEING THE MOST NORTHERLY NORTHWEST CORNER OF SAID LOT 2E, AND IN THE SOUTH LINE OF LOT 2D, BLOCK A/7749, FOREST CENTRAL ADDITION No. 12, AN ADDITION TO THE CITY OF DALLAS, DALLAS COUNTY, TEXAS, ACCORDING TO THE PLAT RECORDED IN COUNTY CLERK'S NUMBER 201000157478, P.R.D.C.T.;
THENCE DEPARTING THE EAST RIGHT-OF-WAY LINE OF SAID U.S. HIGHWAY No. 75, ALONG THE NORTH LINE OF SAID LOT 2E AND THE SOUTH LINE OF SAID LOT 2D AS FOLLOWS:
SOUTH 72°00'31" EAST, A DISTANCE OF 91.03 FEET TO AN "X" CUT FOUND;
NORTH 82°59'47" EAST, A DISTANCE OF 184.37 FEET TO AN "X" CUT FOUND;
SOUTH 07°00'13" EAST, A DISTANCE OF 18.58 FEET TO A 1/2" IRON ROD WITH A CAP STAMPED "WIER & ASSOC INC" FOUND;
NORTH 82°59'47" EAST, A DISTANCE OF 14.00 FEET TO AN "X" CUT FOUND;
NORTH 07°00'13" WEST, A DISTANCE OF 18.58 FEET TO AN "X" CUT FOUND;
NORTH 82°59'47" EAST, A DISTANCE OF 91.17 FEET TO AN "X" CUT FOUND;
NORTH 07°58'21" EAST, A DISTANCE OF 70.55 FEET TO AN "X" CUT FOUND;
NORTH 82°48'28" EAST, A DISTANCE OF 34.07 FEET TO A 60D NAIL FOUND, BEING THE MOST NORTHERLY NORTHEAST CORNER OF SAID LOT 2E, THE MOST EASTERLY SOUTHEAST CORNER OF SAID LOT 2D, AND IN THE WEST LINE OF SAID DALLAS POWER AND LIGHT COMPANY, RECORDED IN VOLUME 4963, PAGE 188, DEED RECORDS, DALLAS COUNTY, TEXAS (D.R.D.C.T.);
THENCE ALONG THE EAST LINE OF SAID LOT 2E AND THE WEST LINE OF SAID DALLAS POWER AND LIGHT COMPANY TRACT AS FOLLOWS:
SOUTH 25°34'55" EAST, A DISTANCE OF 412.95 FEET TO AN "X" CUT FOUND;

54151.4    Exhibit A-2

SOUTH 03°51'55" EAST, A DISTANCE OF 373.72 FEET TO THE PLACE OF BEGINNING AND CONTAINING 5.149 ACRES (224,280 SQUARE FEET) OF LAND, MORE OR LESS.
PARCEL B: FEE SIMPLE
BEING A TRACT OF LAND LOCATED IN THE M.J. SANCHEZ SURVEY, ABSTRACT NO. 1272, BEING ALL OF LOT 2D, BLOCK A/7748, FOREST CENTRAL ADDITION NO. 12, AN ADDITION TO THE CITY OF DALLAS, DALLAS COUNTY, TEXAS, ACCORDING TO THE PLAT RECORDED IN COUNTY CLERK’S NUMBER 201000180724, PLAT RECORDS, DALLAS COUNTY, TEXAS.
PARCEL C: EASEMENT ESTATE
NON-EXCLUSIVE EASEMENT AS CREATED IN DECLARATION OF ACCESS AND COVENANTS DATED JUNE 17, 1996, EXECUTED BY TRI-STATES THEATERS, A TEXAS LIMITED PARTNERSHIP, RECORDED IN VOLUME 96154, PAGE 2543, DEED RECORDS, DALLAS COUNTY, TEXAS, AS AFFECTED BY INSTRUMENT RECORDED UNDER CLERK'S FILE NO. 20080075081, REAL PROPERTY RECORDS, DALLAS COUNTY, TEXAS.
PARCEL D: EASEMENT ESTATE
NON-EXCLUSIVE EASEMENT RIGHTS RECORDED UNDER CLERK'S FILE NO. 20080100808, REAL PROPERTY RECORDS, DALLAS COUNTY, TEXAS.
PARCEL E: EASEMENT ESTATE
NON-EXCLUSIVE EASEMENT AS CREATED IN RECIPROCAL EASEMENT AGREEMENT, DATED MARCH 6, 2013, EXECUTED BY AND BETWEEN BT FOREST PARK REALTY PARTNERS, LP AND FOREST PARK REALTY PARTNERS III, LP, FILED MARCH 6, 2013, UNDER CLERK'S FILE NO. 201300069103, REAL PROPERTY RECORDS, DALLAS COUNTY, TEXAS.
PARCEL F: EASEMENT ESTATE
NON-EXCLUSIVE EASEMENT AS CREATED IN MUTUAL ACCESS EASEMENT AGREEMENT, DATED DECEMBER 9, 2009, EXECUTED BY AND BETWEEN BT FOREST PARK REALTY PARTNERS, LP AND FOREST PARK REALTY PARTNERS III, LP, AND WRC CENTRAL FOREST L.P., FILED JANUARY 6, 2010 UNDER CLERK'S FILE NO. 201000003016, REAL PROPERTY RECORDS, DALLAS COUNTY, TEXAS.
PARCEL G: EASEMENT ESTATE
NON-EXCLUSIVE EASEMENT ESTATE AS CREATED IN MUTUAL ACCESS EASEMENT AGREEMENT, FILED SEPTEMBER 29, 2009, RECORDED UNDER CLERK’S FILE NO. 200900276413, REAL PROPERTY RECORDS, DALLAS COUNTY, TEXAS.

54151.4    Exhibit A-3

EXHIBIT B
Conditions Precedent to Loan Closing

1.	Lender’s receipt and approval of the following, in its sole and absolute discretion:

a.	an ALTA survey for the Land, certified to Lender in form and substance reasonably satisfactory to Lender, with all title exceptions plotted or noted thereon;

b.	a Phase I site assessment for the Land, showing Lender as a recipient/beneficiary;

c.
a search of the records of the office of the Secretary of the State of Texas and the Official Records of the County showing all Uniform Commercial Code financing statements and fixture filings against Borrower and/or the Facility and the Land or any part thereof or interest therein;

d.
a certificate of the zoning official having jurisdiction over the Facility in form and substance reasonably satisfactory to Lender showing that the Facility complies with all applicable zoning and land use laws, rules and regulations as well as all Subdivision Statutes;

e.
a copy of the Facility Lease, together with any and all amendments, modifications or supplements thereto and any and all other guaranties or other ancillary documents executed in connection with the Facility Lease;

f.
copy of all existing covenants, conditions or restrictions, parking easements or agreements, reciprocal easement agreements or similar agreements or instruments affecting the use or enjoyment of the Facility, together with any and all amendments, modifications or supplements thereto, to the extent not previously delivered to Lender by the Title Company;

g.
all of Borrower’s and, to the extent the same are available to Borrower under the terms of the Facility Lease, Facility Tenant’s books, records, income and expense statements, year-end financial and monthly operating statements relating to the Facility for the three most recent fiscal years prior to the Closing Date and, to the extent available, the current year to date, together with operating budgets for the current calendar year and the succeeding calendar year;

h.
all plans and specifications, soil, engineering, environmental or architectural notices, studies, reports or plans, and all other reports concerning the Facility which relate to the physical condition or operation of the Facility or recommended improvements thereto, including, without limitation, any information that relates to the Facility’s compliance with the Americans with Disabilities Act of 1990;

i.
all permits, licenses, approvals, entitlements and other governmental, utility service provider and other quasi-governmental authorizations, including any certificates of occupancy that Borrower or Facility Tenant now holds in connection with the ownership, planning, development, construction, use, operation or maintenance of the Facility, and all amendments, modifications, supplements, general conditions and addenda thereto;

j.	all appraisals of the Facility prepared in the last eighteen (18) months;

k.	all guarantees, representations and warranties, whether express or implied, made to or inuring to the benefit of Borrower regarding the Facility or its operation or the construction of the

54151.4    Exhibit B-1

Improvements; and all contracts, leases and other binding agreements currently in effect relating to the Facility and/or the use thereof to which Borrower is a party, together with any and all amendments, modifications or supplements thereto;

l.
the most recent tax bills for the Facility including, but not limited to, bills for real estate taxes and personal property taxes, if any; and all notices received by Borrower within the two (2) years immediately preceding the date hereof and pertaining to real estate taxes or assessments applicable to the Facility;

m.
copies of any and all written notices received by Borrower or, to the extent the same are available to Borrower under the terms of the Facility Lease, Facility Tenant within the last two (2) years from any governmental or quasi-governmental authorities with respect to (A) violations or alleged violations of any Authorization, law, code or regulation, including, without limitation, any health and sanitation, fire or building codes; (B) defects or other deficiencies in the Facility, and (C) results of all inspections of the Facility.

2.	The Title Company shall be unconditionally and irrevocably committed to issue the Title Policy in accordance with the Closing Procedure Letter

54151.4    Exhibit B-2

EXHIBIT C
Closing Date Deliverables
Loan Documents
Loan Agreement, by and between Borrower and Lender
Secured Promissory Note, from Borrower to the order of Lender
Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, from Borrower in favor of Lender
Specific Assignment of Lease and Subordination Agreement, executed by Borrower, Facility Tenant and Lender
Deliverables
Certified Organizational Documents for Borrower, including good standing certificates from the state of its formation.
Authorizing resolutions from Borrower, including incumbency certificates
Legal opinion from Borrower’s counsel as to due authorization, execution, delivery and enforceability with respect to all Loan Documents
Evidence of the insurance required under the Loan Documents, with Lender shown as an additional insured or loss payee, as applicable
Estoppel Certificate from Facility Tenant in favor of Lender
Option Agreement, between Borrower and Lender
Memorandum of Option Agreement, executed by Borrower and Lender
Owner’s Affidavit and Gap Indemnity from Borrower in favor of Title Insurer

54151.4    Exhibit C

EXHIBIT D
Reporting Requirements

REPORT	DUE DATE
“Tenant’s Standard Monthly Reporting Package”, as defined in the Facility Lease. (Via e-mail to jmachado@sabrahealth.com, or such other e-mail address as Lender may designate from time to time)
Five (5) days after Borrower receives the same from Facility Tenant, and Borrower shall take all reasonable steps to cause Facility Tenant to deliver such statements and reports within thirty (30) days of the end of each calendar month

Facility Tenant’s financial statements (as described in Section 35(a)(i) of the Facility Lease) and Tenant’s “Key Performance Reporting”,
as defined in the Facility Lease
(Via e-mail to jmachado@sabrahealth.com, or such other e-mail address as Lender may designate from time to time)
Five (5) days after Borrower receives the same from Facility Tenant, and Borrower shall take all reasonable steps to cause Facility Tenant to timely deliver such statements and reports
Quarterly financial statements of Borrower (Via e-mail to jmachado@sabrahealth.com, or such other e-mail address as Lender may designate from time to time)	Forty-Five (45) days after the end of each of quarter of the fiscal year of Borrower
Facility Tenant’s audited financials (as described in Section 35(a)(ii) of the Facility Lease)
(Via e-mail to jmachado@sabrahealth.com, or such other e-mail address as Lender may designate from time to time)
Five (5) days after Borrower receives the same from Facility Tenant, and Borrower shall take all reasonable steps to cause Facility Tenant to timely deliver such financials
Annual financial statements
of Borrower certified as true and accurate by an officer or manager of Borrower or its general partner
(Via e-mail to jmachado@sabrahealth.com, or such other e-mail address as Lender may designate from time to time)
Ninety (90) days after the fiscal year end of Borrower
Federal tax returns of Borrower	Thirty (30) days after the filing of such returns with the IRS
Regulatory reports with respect to the Facility, as follows (if and to the extent applicable):
(1) all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Borrower as to the Facility and its operations, including state department of health licensing surveys;
(2) Medicare and Medicaid certification surveys; and
(3) life safety code reports.
(Via e-mail to jmachado@sabrahealth.com, or such other e-mail address as Lender may designate from time to time)
Ten (10) Business Days after receipt by Borrower
Reports of regulatory violations,
by written notice of the following (if and to the extent applicable):
(1) any violation of any federal, state or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid;
(2) any suspension, termination or restriction placed upon Borrower, Facility Tenant or the Facility, the operation of the Facility or the ability to admit patients;
(3) intentionally omitted; or
(4) any violation of any other permit, approval or certification in connection with the Facility or the operations thereof, by any federal, state or local authority, including Medicare or Medicaid.
Two (2) Business Days after receipt by Borrower

54151.4    Exhibit D

EXHIBIT E
Environmental Documents

1.	Phase I Environmental Site Assessment dated November, 2011, prepared by John T. McRae and Sonja D. Williams with Rone Engineering Services, Ltd., for Forest Park Medical Partners.

2.	Phase I Environmental Site Assessment dated May 1, 2009, prepared by W&M Environmental Group, Inc. for WRC Central Forest, L.P. and Union Bank.

3.	Phase I Environmental Site Assessment dated December 13, 2006, prepared by W&M Environmental Group, Inc. for WRC Central Forest, L.P. and Wrightwood Capital.

54151.4    Exhibit E

SCHEDULE 1
Borrower Ownership Structure
See attached organizational chart, incorporated by this reference, with respect to the ownership structure of Borrower.

BT FOREST PARK REALTY PARTNERS, LP
ORGANIZATIONAL STRUCTURE CHART

Class A Limited Partners:
Richard F. Toussaint, MD
Wade N. Barker, MD
Brian Sherman

Class B Limited Partners:
Multiple Investors
(See Partnership Records)
Limited Partners
BT Forest Park Realty Partners, LP, a Texas limited partnership
Richard F. Toussaint, MD    49.0%
Wade N. Barker, MD    49.0%
Brian Sherman    2.0%
General Partner
Managers:
Richard F. Toussaint, MD
Wade N. Barker, MD
GP BT Healthcare Development Partners, LLC, a Texas limited liability company

54151.4    Schedule 1-1

FOREST PARK REALTY PARTNERS III, LP
ORGANIZATIONAL STRUCTURE CHART

General Partner
Neal Richards Group Forest Park Development, LLC, a Texas limited liability company
Managers:
Richard F. Toussaint, MD
Wade N. Barker, MD
Derrick N. Evers
Toussaint Family Partnership, Ltd.    30.0%
Jefe Plover Interests, Ltd.    30.0%
Neal Richards Group, LLC    12.5%
Derrick N. Evers    5.0%
Vibrant Healthcare Management, LLC    10.0%
Ross Neville    5.0%
SRP Medical Investments, L.P.    7.5%
Limited Partners
Limited Partners:
Multiple Investors
(See Partnership Records)
Forest Park Realty Partners III, LP, a Texas limited partnership

SCHEDULE 2
Facility Information

Facility Name	Facility Address	Primary Intended Use
Forest Park Medical Center – Dallas	12090, 11990 and 11960 North Central Expressway, Dallas, Texas	Acute Care Hospital

54151.4    Schedule 2-1

SCHEDULE 3
Material Contracts

1.
Purchase And Sale Agreement And Joint Escrow Instructions dated as of February 20, 2013, by and between Phase III Borrower, as “Seller”, and HTA-FP Tower, LLC, a Delaware limited liability company, as “Buyer” (“HTA”), relating to the sale of “Forest Park Tower” medical office building located at 11970 N. Central Expressway, Dallas, Texas 75243 (the “Tower MOB”).

2.
Master Lease Agreement dated as of March II, 2013 (the “Master Lease”), by and between HTA, as “Landlord”, and Phase III Borrower, as “Tenant”, relating to the master lease by Phase III Borrower of approximately 32,425 rentable square feet within the Tower MOB.

3.
Post-Closing Escrow Agreement (Master Lease) dated as of March 11, 2013, by and among Phase III Borrower, as “Seller”, HTA, as “Buyer”, and Bridge Title Company, as “Escrow Agent”, relating to the deposit by Phase III Borrower of funds into escrow to support Phase III Borrower’s obligations under the Master Lease.

4.
Post-Closing Escrow Agreement (Daugherty’s Lease) dated as of March 11,2013, by and among Phase III Borrower, as “Seller”, HTA, as “Buyer”, and Bridge Title Company, as “Escrow Agent”, relating to the deposit by Phase III Borrower of funds into escrow to provide credit support for the obligations of Daugherty’s Pharmacy Forest Park Dallas, LLC under a lease with HTA in the Tower MOB.

5.
Post-Closing Escrow Agreement (NRG Master Lease) dated as of March 11, 2013, by and among Phase III Borrower, Neal Richards Group, LLC (“NRG”), and Bridge Title Company, as “Escrow Agent", relating to the deposit by Phase III Borrower of funds into escrow to Support NRG’s obligations under a master lease of approximately 4,615 rentable square feet within the Tower MOB.

54151.4    Schedule 3-1

SCHEDULE 4
Disclosed Litigation
Declaratory Judgment Action filed by Forest Park Phase II, LP; BT Forest Park Realty Partners, LP; Forest Park Realty Partners III, LP; Neal Richards Group, LLC; and SRP Medical, LLC against Hammond Hanlon Camp, LLC and Morgan Keegan & Company, Inc. (Cause No. 13-01282 in the 68th Judicial District Court, Dallas County, Texas), relating to a dispute regarding claims by Hammond Hanlon Camp, LLC and Morgan Keegan & Company, Inc. for commissions from the sale of the Forest Park Pavilion Medical Office Building and the Forest Park Tower Medical Office Building on the Forest Park Medical Center - Dallas campus. The parties are in settlement negotiations.

54151.4    Schedule 4-1